UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LHC GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LHC GROUP, INC.

420 West Pinhook Road, Suite A

Lafayette, Louisiana 70503

To Our Stockholders:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of LHC Group, Inc. to be held on Thursday, June 21, 2012, at 10:00 a.m. (Central time), at our principal executive offices located at 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503.

Regardless of whether you plan to attend the annual meeting in person, I urge you to submit your proxy as soon as possible to assure your representation at the meeting. For your convenience, you can vote your proxy in any one of the following ways:

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided on your proxy card;

•	By Telephone. You may vote by proxy by calling the toll-free number found on your proxy card; or

•	By Mail. You may vote by proxy by filling out the enclosed the proxy card and sending it back in the envelope provided.

Even if you vote by proxy, if you attend the annual meeting, you may withdraw your proxy and vote your shares in person.

We look forward to seeing you at the annual meeting.

Sincerely,
Keith G. Myers
Chief Executive Officer

May 7, 2012

YOUR VOTE IS IMPORTANT.

PLEASE VOTE YOUR PROXY BY INTERNET, TELEPHONE OR BY COMPLETING,

DATING AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT

PROMPTLY IN THE ENVELOPE PROVIDED.

LHC GROUP, INC.

420 West Pinhook Road, Suite A

Lafayette, Louisiana 70503

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 21, 2012

To the Stockholders of LHC Group, Inc.:

Notice is hereby given that the annual meeting of stockholders of LHC Group, Inc. will be held at our principal executive offices located at 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503, on Thursday, June 21, 2012 at 10:00 a.m. (Central time) for the following purposes:

1.	To elect the three Class I directors nominated by our board of directors, each to serve for a term of three years and until his or her successor is elected and qualified;

2.	To adopt, on an advisory basis, a resolution approving the compensation of our named executive officers;

3.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

4.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 25, 2012 are entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof. Your attention is directed to the proxy statement accompanying this Notice for more complete information regarding the matters to be acted upon at the annual meeting.

Our board of directors unanimously recommends stockholders vote (1) FOR the director nominees named in the proxy statement, (2) FOR adoption of the resolution approving the compensation of our named executive officers and (3) FOR ratification of the selection of KPMG LLP as the company’s independent registered public accounting firm for fiscal 2012.

Stockholders are cordially invited to attend the annual meeting in person.

By Order of the Board of Directors

Keith G. Myers
Chief Executive Officer

May 7, 2012

IMPORTANT

YOUR PROXY IS IMPORTANT. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY AS SOON AS POSSIBLE BY INTERNET, TELEPHONE OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

LHC GROUP, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 21, 2012

The 2011 Annual Report to Stockholders, including financial statements, is being mailed to stockholders together with these proxy materials on or about May 7, 2012.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, ANNUAL MEETING

AND VOTING

Why am I receiving these proxy materials?

Our board of directors is soliciting your proxy to vote at our 2012 annual meeting of stockholders because you owned shares of our common stock at the close of business on April 25, 2012, the record date for the annual meeting, and are therefore entitled to vote at the meeting. This proxy statement, along with a proxy card or a voting instruction card, is being mailed to stockholders beginning May 7, 2012. This proxy statement summarizes the information that you need to know in order to cast your vote at the annual meeting. You do not need to attend the annual meeting in person to vote your shares.

What is a proxy?

A proxy is your legal designation of another person, also referred to as a “proxy,” to vote your shares of stock. The written document providing notice of the annual meeting and describing the matters to be considered and voted on is called a “proxy statement.” The document used to designate a proxy to vote your shares of stock is called a “proxy card.” Our board has designated two of our officers, Keith G. Myers and Donald D. Stelly, as proxies for the annual meeting.

When and where will the annual meeting be held?

The annual meeting will be held at 10:00 a.m. Central Time on Thursday, June 21, 2012, at our principal executive offices, located at 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503.

Who is soliciting my proxy?

Our board of directors is soliciting your proxy to vote on all matters scheduled to come before the 2012 annual meeting of stockholders, whether or not you attend in person. By voting by proxy via the Internet or by telephone, or by signing and returning a proxy card or voting instruction card, you are authorizing the proxy holders to vote your shares at our annual meeting as you have instructed.

On what matters will I be voting?

At the annual meeting, our stockholders will be asked to vote on the following matters:

1.	the election of the three Class I directors nominated by our board of directors to serve for a term of three years and until their successors are elected;

2.	the adoption, on an advisory basis, of a resolution approving the compensation of our named executive officers, as described in this proxy statement; and

3.	the ratification of the selection of KPMG LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Our stockholders will also be asked to consider any other business that properly comes before the meeting. Once the business of the annual meeting concludes, members of our management team and representatives of KPMG LLP, our independent registered public accounting firm, will be present to respond to appropriate questions from stockholders.

How does the board of directors recommend that I cast my vote?

The board of directors unanimously recommends that you vote:

1.	FOR all of the director nominees;

2.	FOR the adoption of the resolution approving the compensation of our named executive officers; and

3.	FOR ratification of the selection of KPMG LLP as the company’s independent registered public accounting firm for fiscal 2012.

We do not expect any matters to be presented for action at the meeting other than the items described in this proxy statement. By voting by proxy via the Internet or by telephone, or by signing and returning a proxy card or voting instruction card you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the annual meeting, and they intend to vote on any such other matter in accordance with their best judgment.

How many votes may I cast?

You have one vote for every share of our common stock that you owned on April 25, 2012, the record date.

How many votes can be cast by all stockholders?

As of the record date, we had 18,955,251 shares of common stock outstanding, each of which is entitled to one vote.

How many shares must be present to hold the annual meeting?

Our bylaws provide that the presence at the meeting, whether in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of common stock entitled to vote in the election of directors constitutes a quorum necessary to properly convene a meeting of our stockholders. The inspector of elections will determine whether a quorum exists. Abstentions will be treated as shares present for quorum purposes, but broker non-votes will not be counted as present for purposes of a quorum, as they are not shares entitled to vote in the election of directors.

How do I vote?

Stockholder of Record.

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the proxy materials, including a proxy card were sent directly to you by us.

If you are a stockholder of record, there are four ways to vote:

•	Via the Internet. You may vote by proxy via the Internet at the web address shown on your proxy card;

•	By Telephone. You may vote by proxy by calling the toll-free number found on your proxy card;

•	By Mail. You may vote by proxy by filling out the proxy card and sending it back in the envelope provided; or

•	In Person. You may vote in person at the annual meeting. If you desire to vote in person at the annual meeting, please request a ballot when you arrive.

Only the latest dated proxy received from you, whether by Internet, telephone or mail, will be voted at the annual meeting. If you vote by Internet, please do not mail your proxy card.

Beneficial Owner of Shares Held in Street Name.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form from the organization holding your shares.

If you are a beneficial owner, there are four ways to vote:

•	Via the Internet. You may vote by proxy via the Internet by visiting http://www.voteproxy.com and entering the control number found on your proxy card;

•	By Telephone. You may vote by proxy by calling the toll-free number found on the voting instruction form you received from the organization holding your shares;

•	By Mail. You may vote by proxy by filling out the voting instruction form you received from the organization that holds your shares and sending it back in the envelope provided; or

•	In Person. If you are beneficial owner of shares held in street name and you wish to vote in person at the annual meeting, you must obtain a legal proxy from the organization that holds your shares.

What happens if I don’t vote for a proposal? What is a broker non-vote?

Stockholders of Record

If you are a stockholder of record and:

•	You indicate when voting on the Internet or by telephone that you wish to vote as recommended by the board of directors; or

•	You sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

Beneficial Owners of Shares Held in Street Name

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which proposals are considered “routine” or “non-routine”?

The ratification of our independent registered public accounting firm for 2012 (Proposal 3) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore, no broker non-votes are expected to exist in connection with this proposal.

The election of directors (Proposal 1) and the approval of the compensation of our named executive officers (Proposal 2) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instruction on non-routine matters, and therefore, there may be broker non-votes on Proposals 1 and 2.

Shares subject to broker non-votes will not be counted as votes for or against and will not be included in calculating the number of votes necessary for the approval of such matters to be presented at the meeting. Additionally, broker non-votes will not be counted as present for purposes of a quorum, as they are not shares entitled to vote in the election of directors.

What vote is required to elect directors?

Our bylaws provide that directors are elected by a plurality of the votes cast by holders of our common stock present in person or by proxy and entitled to vote at the annual meeting. This means that the nominees for available directorships who receive the highest number of affirmative votes cast are elected. When voting for director nominees, you may (1) vote “FOR” all the nominees, (2) “WITHHOLD” authority to vote for all nominees, or (3) “WITHHOLD” authority to vote for one or more nominees but vote “FOR” the other nominees. Only votes “FOR” are counted in determining whether a plurality has been cast in favor of a director. Abstentions, withheld votes and broker non-votes will have no effect on the plurality vote for the election of directors.

What vote is required to adopt the other proposals at the meeting?

The proposals to (1) adopt a resolution approving the compensation of our named executive officers, and (2) ratify the selection of KPMG LLP as our independent registered public accounting firm will be decided by the vote of the holders of a majority of the voting power present in person or by proxy and entitled to vote at the annual meeting. Abstentions will have the same effect as a vote against each of these proposals.

Can I revoke or change my vote after I deliver my proxy?

Yes. Your proxy can be revoked or changed at any time before it is voted by notice in writing to our Corporate Secretary, by our timely receipt of another proxy with a later date or by voting in person at the annual meeting.

How will votes be counted?

An inspector of elections will be appointed to, among other things, determine the number of shares of common stock outstanding on the record date, the number of shares represented at the annual meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes of ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the results of the matters considered at the annual meeting.

Who pays for soliciting proxies?

We pay all expenses of soliciting proxies for the annual meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We may have our employees or other representatives (who will receive no additional compensation for their services) solicit proxies by telephone, e-mail, personal interview or other means.

Could other matters be considered and voted upon at the annual meeting?

Our board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the meeting. In addition, pursuant to our by-laws, the time has elapsed for any stockholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holders will vote the proxies in their discretion.

What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do I need identification to attend the annual meeting in person?

Yes, please bring proper identification. If you are a beneficial owner, please bring acceptable proof of ownership, such as a letter from your broker or an account statement stating or showing that you beneficially owned our common stock on the record date.

How can stockholders present proposals and director nominations for our 2013 annual meeting?

If a stockholder wants to have a proposal formally considered at our 2013 annual meeting of stockholders and included in the company’s proxy statement for that meeting, we must receive the proposal in writing at our principal executive offices by January 7, 2013, and the proposal must comply with applicable federal proxy rules.

If a stockholder wants to make a proposal or submit a director nomination for consideration at our 2013 annual meeting but does not wish to have it included in our proxy statement, we must receive the proposal in writing at our principal executive offices no earlier February 6, 2013 and no later than March 8, 2013. If the date of the 2013 annual meeting of stockholders is more than 30 days before or after June 21, 2013 (the anniversary date of the 2012 annual meeting of stockholders), to be timely, the stockholder must deliver notice no later than the close of business on the later of 90 days prior to the 2013 annual meeting of stockholders or 10 days following the day on which the company first makes public announcement of the date of the 2013 annual meeting of stockholders. See the section titled “The Board of Directors and Corporate Governance-Stockholder Proposals” in this proxy statement for additional information about stockholder nominations. All stockholder proposals and director nominations must comply with the requirements of our bylaws. Those requirements are separate from and in addition to the requirements of the Securities and Exchange Commission (“SEC”) that a stockholder must meet in order to have a stockholder proposal included in the company’s proxy statement.

The address of our principal executive offices to which proposals and nominations should be directed is 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON THURSDAY, JUNE 21, 2012

This proxy statement and LHC Group’s Annual Report for the fiscal year ended December 31, 2011 are available at http://investor.lhcgroup.com/annuals.cfm.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of Directors

The board has reviewed the independence of each of our directors in light of the definition of “independent director” as that term is defined in the NASDAQ Marketplace Rules. As a result of this review, we affirmatively determined that all of the directors are independent, with the exception of Keith G. Myers, our Chief Executive Officer, and John L. Indest, who was employed by the company until August 31, 2011 and currently serves as a consultant to the company.

In determining independence, we evaluated three relationships that did not constitute related party transactions and, therefore, do not require disclosure pursuant to Regulation S-K Item 404(a). In considering whether Dan S. Wilford qualifies as an independent director, we reviewed the company’s employment agreement with Ned B. Wilford, the brother of Dan Wilford. We concluded that the employment agreement did not disqualify Dan Wilford as an independent director. Secondly, in considering whether Senator John B. Breaux qualifies as an independent director, we reviewed the company’s relationship with Patton Boggs, which provides consulting services to the company, and of which Senator Breaux is Senior Counsel. We concluded that the relationship did not disqualify Senator Breaux as an independent director. Finally, in considering whether Congressman W.J. “Billy” Tauzin qualifies as an independent director, we reviewed the company’s relationship with Alston & Bird, which provides legal and policy related services to the company, and of which Congressman Tauzin serves in a consulting capacity as Special Legislative Counsel. We concluded that the relationship did not disqualify Congressman Tauzin as an independent director.

Board Leadership Structure; Succession Planning

The board currently combines the role of Chairman of the Board with the role of Chief Executive Officer. We have also established a Lead Director position held by an independent director to further strengthen our governance structure. We believe this structure provides an efficient and effective leadership model for the company. Combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making, and alignment on corporate strategy, while appointing a Lead Director ensures that an independent director serves in a board leadership position, allowing the independent directors to effectively oversee company management and key issues related to strategy, risk and integrity. To further assure effective independent oversight, we have adopted a number of governance practices, including:

•	executive sessions of the independent directors after every board meeting; and

•	annual performance evaluations of the Chairman and Chief Executive Officer by the independent directors.

Congressman Tauzin has served as our Lead Director since January 2005. The Lead Director’s duties include preparing and reviewing agendas and minutes of committee meetings and pertinent board issues and presiding at regularly scheduled executive sessions of the board and other meetings of the independent directors.

We recognize that no single leadership model is right for all companies and that, depending on the circumstances, other leadership models, such as a separate independent Chairman of the Board, might be appropriate. Accordingly, we periodically review our leadership structure.

A key responsibility of the Chief Executive Officer and the board is ensuring that an effective process is in place to provide continuity of leadership over the long term at all levels in the company. Each year, succession-planning reviews are held at every significant organizational level of the company. During this review, the Chief Executive Officer and the members of the Nominating and Corporate Governance Committee discuss future candidates for senior leadership positions, succession timing for those positions, and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which the company makes ongoing leadership assignments. It is a key success factor in managing the long planning and investment lead times of our business.

In addition, the Chief Executive Officer maintains in place at all times, and reviews with the Nominating and Corporate Governance Committee, a confidential plan for the timely and efficient transfer of his responsibilities in the event of an emergency or his sudden incapacitation or departure.

Risk Oversight

Our enterprise risk management is an overarching ongoing governance process for identifying, ranking, and managing the risks of our business. Top risks that have been identified through this process are managed by the executive team and assigned to the senior managers responsible for coordinating the monitoring, reporting and risk mitigation activities associated with such risks, which may be financial, operational or strategic in nature. Senior managers periodically provide detailed reports to the board or its committees. Accountability to a committee of the board is based on the nature of the risk and the applicable responsibilities of the committee. For all other risks not applicable to a committee, accountability is with the board. For example, financial risks are reviewed with the Audit Committee, governance related risks are reviewed by our Nominating and Corporate Governance Committee, while strategic risks are reviewed with the full board. The board of directors has delegated to the Compensation Committee the responsibility of assessing the risks associated with the Company’s compensation practices and policies for employees, including a consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies.

Based on the results of the Compensation Committee’s risk assessment, our management has concluded that our current compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. Our management also believes that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond our organization’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and the risk management practices of the Company; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Stockholder Rights Plan

On March 10, 2008, we adopted a three-year stockholder rights plan (commonly referred to as a “poison pill”) which we allowed to expire by its terms on March 11, 2011.

Committees and Meetings of the Board of Directors

During our fiscal year ended December 31, 2011, the board held five meetings and took additional action, from time to time, by unanimous written consent. Additionally, each director attended at least 96% of the aggregate number of meetings held in fiscal 2011 by the board and its committees on which he or she served. We have established a policy encouraging all members of the board to attend each annual meeting, particularly with respect to those directors who are up for an election at any such annual meeting. Four members of the board attended the 2011 annual meeting.

We have adopted a policy relating to executive sessions of the board. Under this policy, no less frequently than semi-annually, the board is required to meet in executive sessions in which independent directors meet separately from the non-independent directors and members of management. Although the policy only requires semi-annual meetings in executive sessions, our Board has executive session at each Board Meeting. The independent members of the board held five executive sessions during fiscal 2011.

We have established four committees of the board of directors: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Clinical Quality Committee, each of which is briefly described below. The following table shows the current membership of these committees.

Name	Audit	Compensation	Nominating and Corporate Governance	Clinical Quality
George A. Lewis	X*	X
Ted W. Hoyt	X	X
Ronald T. Nixon	X		X
Dan S. Wilford			X*	X
Monica F. Azare		X*		X
John B. Breaux			X
John L. Indest				X*
Kenneth E. Thorpe				X

*	Committee Chair

Audit Committee

During fiscal 2011, the Audit Committee held ten meetings and took additional action by unanimous written consent. The members of the Audit Committee are Messrs. Lewis, Hoyt and Nixon, with Mr. Lewis serving as Chair. We have determined that each member of the Audit Committee is “independent” as defined in Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the NASDAQ Marketplace Rules, including rules specifically governing Audit Committee members. We have also determined that Mr. Lewis is an “audit committee financial expert,” as defined by Item 407(d)(5) of Regulation S-K of the rules of the Securities and Exchange Commission. A description of Mr. Lewis’ qualifications with regard to his status as an audit committee financial expert can be found in the biographical information set forth under “Information About Directors, Nominees and Management” in this proxy statement.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and the charter of the Audit Committee is available on our website at www.LHCGroup.com.

The Audit Committee performs the following functions, among others:

•	Annually reviews and implements the Audit Committee charter and reports to the board regarding activities of the Audit Committee;

•	Performs an annual performance evaluation of the committee;

•

Selects our independent audit firm (whose duty it is to audit the financial statements of the company and its subsidiaries for the fiscal year in which it is appointed) and has the sole authority and responsibility to approve all audit and engagement fees and terms, as well as all significant, permitted non-audit services by our independent auditors;

•	Meets with the independent auditors and management of the company to review and discuss the scope of the audit and all significant matters related to the audit;

•	Reviews the adequacy and effectiveness of our internal controls regarding accounting and financial matters;

•	Reviews the company’s financial statements and discusses them with management and the independent auditors;

•	Reviews and discusses with management our earnings reports and press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	Reviews and discusses with management our quarterly reports on Form 10-Q and annual reports on Form 10-K;

•	Reviews and approves any proposed transaction with any affiliate, in accordance with our written policy with respect to related person transactions; and

•	Reviews the effectiveness of our compliance program with management.

Additional information regarding the Audit Committee and its processes and procedures for the consideration and approval of related party transactions can be found under the heading “Certain Relationships and Related Transactions” later in this proxy statement.

Compensation Committee

During fiscal 2011, the Compensation Committee met three times and took additional action by unanimous written consent. The members of the Compensation Committee are Ms. Azare and Messrs. Hoyt and Lewis, with Ms. Azare serving as Chair. We have determined that each of the members of the Compensation Committee is an “independent director” as defined under the NASDAQ Marketplace Rules, is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act, and is an “outside director” as defined under Section 162(m) of the Internal Revenue Code and related regulations.

The charter of the Compensation Committee is available on our website at www.LHCGroup.com. The Compensation Committee performs the following functions, among others:

•

Annually reviews and approves our goals and objectives relevant to the compensation of our Chief Executive Officer and evaluates the performance of the company’s Chief Executive Officer with respect to these goals and objectives;

•	Determines and approves the compensation of our Chief Executive Officer based on such evaluation;

•	Reviews, evaluates, determines and approves the compensation of our other executive officers;

•	Makes recommendations to the board regarding our equity-based and incentive compensation programs;

•	Annually reviews and implements the Compensation Committee charter and reports to the board regarding activities of the Compensation Committee; and

•	Performs an annual performance evaluation of the committee.

The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee deems appropriate. In 2010, the Compensation Committee delegated authority to the committee Chair and our Chief Executive Officer to approve incentive awards under our long-term incentive plans to participants who are not subject to Section 16 of the Exchange Act, provided such awards are consistent with the previously approved methodology for determining awards. Additional information regarding the Compensation Committee and its processes and procedures for the consideration and determination of the executive compensation can be found under the heading “Compensation Discussion and Analysis” later in this proxy statement.

Nominating and Corporate Governance Committee

During fiscal 2011, the Nominating and Corporate Governance Committee held six meetings and took additional action by unanimous written consent. The members of the Nominating and Corporate Governance Committee are Messrs. Breaux, Nixon and Wilford, with Mr. Wilford serving as Chair. We have determined that the members of the Nominating and Corporate Governance Committee are independent directors under NASDAQ Marketplace Rules.

The charter of the Nominating and Corporate Governance Committee is available on our website at www.LHCGroup.com. The Nominating and Corporate Governance Committee performs the following functions, among others:

•	Annually reviews and implements the Nominating and Corporate Governance Committee charter and reports to the board regarding activities of the Nominating and Corporate Governance Committee;

•

Recommends to the board for its approval proposed nominees for board membership after evaluating the proposed nominee and making a determination as to the proposed nominee’s qualifications to be a board member;

•	Performs an annual performance evaluation of the committee; and

•	Evaluates the performance of each existing director before recommending to the board his or her nomination for an additional term as a director.

Clinical Quality Committee

During fiscal 2011, the Clinical Quality Committee met two times. The director members of the Clinical Quality Committee are Ms. Azare and Messrs. Thorpe, Wilford and Indest, with Mr. Indest serving as Chair.

The charter of the Clinical Quality Committee is available on our website at www.LHCGroup.com. The Clinical Quality Committee performs the following functions, among others:

•	Advises our clinical leadership of leading edge strategies, including clinical practices to be evaluated for company adoption;

•	Monitors the company’s performance on established internal and external benchmarking regarding clinical performance and outcomes;

•	Oversees and evaluates the effectiveness of our performance improvement and quality plans;

•	Facilitates the development of industry best-practices based on internal and external data comparisons;

•	Fosters enhanced awareness of the company’s clinical performance by the board and appropriate external sources;

•	Establishes a long-term, strategic clinical vision for the company;

•	Makes recommendations to the board with respect to the company’s overall quality, safety, and performance improvement initiatives;

•	Makes regular reports to the board concerning the activities of the committee;

•	Annually reports to the board certain company statistical information as required by The Joint Commission;

•	Annually reviews and assesses the adequacy of the Clinical Quality Committee Charter and recommend any proposed changes to the board for approval; and

•	Performs an annual performance evaluation of the committee.

Director Nominee Evaluation Process

The Nominating and Corporate Governance Committee is responsible for seeking individuals qualified to become board members, conducting appropriate inquiries into the backgrounds and qualifications of possible board nominees and proposing nominees for board membership to the board for its approval. The Nominating and Corporate Governance Committee will consider candidates for board membership suggested by its members and other board members, as well as by management and stockholders.

The Nominating and Corporate Governance Committee seeks to ensure that the composition of the board at all times reflects a variety of complementary experiences and backgrounds sufficient to provide sound and prudent guidance with respect to the operations and interests of the company. The Nominating and Corporate Governance Committee will evaluate prospective nominees considering certain factors, including:

•	the commitment of the prospective nominee to represent the long-term interests of our stockholders;

•	the prospective nominee’s standards of character and integrity;

•	the prospective nominee’s financial literacy;

•

the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	the prospective nominee’s independence and absence of any conflicts of interest that would interfere with his or her performance as a director; and

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the board.

The Nominating and Corporate Governance Committee strives to ensure that at least one member of the board meets the criteria for an “audit committee financial expert,” as defined by Item 407(d)(5) of Regulation S-K of the rules of the Securities and Exchange Commission, and that a majority of the members of the board meet the definition of “independent director” under the NASDAQ Marketplace Rules. The Nominating and Corporate Governance Committee also believes it appropriate for certain members of the company’s management to participate as members of the board. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it deems are in the best interests of the company and its stockholders, such as the current composition of the board, the balance of management and independent directors and the need for specialized expertise.

Annually, the Nominating and Corporate Governance Committee reviews with the board the appropriate experience, skills and characteristics expected of the board members in the context of the current make-up of the board. In accordance with our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee’s annual review includes assessing the diversity of the board and whether board members possess certain skills, such as an understanding of financial statements and financial reporting systems, an understanding of the healthcare industry, experience in operations, experience in governmental matters and experience in acquisitions. We view and define diversity in its broadest sense, which includes gender, ethnicity, education, experience and leadership qualities. If, as a result of the assessment, the Nominating and Corporate Governance Committee determines that adding or replacing a director is advisable, the Nominating and Corporate Governance Committee initiates a search for a suitable candidate to fulfill the board’s needs from a diverse pool of candidates.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the board willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of the need for additional skills or experience from new board members. If any member of the board does not wish to continue in service, or if the Nominating and Corporate Governance Committee or the board decides not to re-nominate a current board member for re-election, the Nominating and Corporate Governance Committee identifies the desired skills and experience for a new nominee in light of the criteria for board members described above. The Nominating and Corporate Governance Committee considers new candidates for the board recommended by current members of the board or members of management. In addition, the Nominating and Corporate Governance Committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for director. The Nominating and Corporate Governance Committee also considers director candidates recommended by eligible stockholders. The criteria employed by the Nominating and Corporate Governance Committee in evaluating potential nominees does not differ based on whether the candidate is recommended by a stockholder of the company.

A stockholder who wishes to recommend a prospective nominee for the board to the Nominating and Corporate Governance Committee should submit a written notice by mail to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, LHC Group, Inc., 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503. Such a written recommendation must be received not less than 120 calendar days nor more than 150 calendar days before the first anniversary of the date of the company’s notice of annual meeting sent to stockholders in connection with the previous year’s annual meeting.

Stockholder recommendations to the Nominating and Corporate Governance Committee should include, at a minimum:

•	the candidate’s name, age, business addresses and other contact information;

•

a complete description of the candidate’s qualifications, experience, background and affiliations, as would be required to be disclosed in the proxy statement pursuant to Regulation 14A of the Exchange Act;

•	a sworn or certified statement by the candidate in which he or she consents to being named in the proxy statement as a nominee and to serve as a director if elected; and

•	the name and address of the stockholder(s) of record making such a recommendation.

Stockholders may also continue to make their own direct nominations to the board, for election at an annual or special meeting of the stockholders, in accordance with the procedures set forth in our bylaws relating to stockholder nominations. For additional information about direct nominations by stockholders, see the section below titled “Stockholder Proposals.” There have been no changes to the procedures by which stockholders may recommend nominees to our board of directors, as set forth above, since the company’s disclosure of such procedures in the definitive proxy statement for our 2011 annual meeting of stockholders.

Stockholder Proposals

For nominations or other business to be properly brought before our annual meeting by a stockholder:

(1)	the stockholder must have given timely notice thereof in writing to the Corporate Secretary of the company,

(2)	such business must be a proper matter for stockholder action under the Delaware General Corporation Law,

(3)	if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the company with a solicitation notice, such stockholder or beneficial owner must, in the case of a proposal, have delivered prior to the meeting a proxy statement and form of proxy to holders of at least the percentage of the company’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered prior to the meeting a proxy statement and form of proxy to holders of a percentage of the company’s voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the solicitation notice, and

(4)	if no solicitation notice relating thereto has been timely provided, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a solicitation notice.

To be timely, a stockholder’s notice shall be delivered to the Corporate Secretary of the company at the principal executive offices of the company not less than 60 or more than 90 days prior to the first anniversary of the date on which the company first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if no proxy materials were mailed by the company in connection with the preceding year’s annual meeting, or if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which public announcement of the date of such annual meeting is first made.

Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act, together with such person’s written consent to serve as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as it appears on the company’s books, and of any such beneficial owner, (ii) the class and number of shares of the company that are owned beneficially and of record by such stockholder and any such beneficial owner and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the company’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the company’s voting shares to elect such nominee or nominees.

Neither the Corporate Secretary of the company nor the Nominating and Corporate Governance Committee has received any nominations from any of the company’s stockholders in connection with the 2012 annual meeting.

Stockholder Communications with the Board of Directors

The board accepts communications sent by our stockholders. Stockholders may communicate with the board (or with specified individual directors) by writing to them at LHC Group, Inc., c/o Corporate Secretary, 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503. Communications should be sent by overnight or certified mail, return receipt requested. All written communications received from our stockholders will be forwarded promptly to the member(s) of the board to whom the communication is directed or, if the communication is not directed to any particular member(s) of the board, the communication will be forwarded to all members of the board.

Compensation Committee Interlocks and Insider Participation

Ms. Azare and Messrs. Hoyt and Lewis served as members of the Compensation Committee of the board during fiscal 2011. None of the members of the Compensation Committee during fiscal 2011 was, during fiscal 2011 or formerly, an officer or employee of the company. During fiscal 2011, none of the company’s executive officers served as a member of a board of directors or Compensation Committee of any entity that has one or more executive officers serving as a member of the company’s board or Compensation Committee.

Code of Business Conduct and Ethics

In compliance with requirements of both the SEC and NASDAQ Marketplace Rules, we have adopted a Code of Business Conduct and Ethics applicable to all of our directors, officers and employees. The Code of Business Conduct and Ethics can be found on our website at www.LHCGroup.com.

2011 DIRECTOR COMPENSATION

The following table sets forth the cash and equity compensation that we paid to our non-employee directors during 2011.

Name	Fees Earned or Paid in Cash(1)($)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
John Indest (4)	16,832	15,380	—	32,212
W.J. Tauzin	72,504	55,575	—	128,079
Ted W. Hoyt	52,500	55,575	—	108,075
George A. Lewis	60,504	55,575	—	116,079
John B. Breaux	46,500	55,575	—	102,075
Ronald T. Nixon	58,500	55,575	—	114,075
Dan S. Wilford	61,830	55,575	—	117,405
Monica F. Azare	56,496	55,575	—	112,071
Kenneth E. Thorpe	46,500	55,575	—	102,075

(1)	Amounts reflect the total cash compensation earned by or paid to each director in fiscal year 2011 in connection with board and committee retainers and meeting fees.
(2)	Reflects the aggregate grant date fair value of the restricted stock awards on the grant date. The grant date fair value of the stock awards is based on the fair market value of the underlying shares on the date of grant. The fair values of these awards were determined in accordance with Financial Accounting Standards Board Accounting Codification Topic 718. The total number of restricted shares issued to each director for service as a director in 2011 was as follows: Indest, 1,000: Tauzin, 1,900; Hoyt, 1,900; Lewis, 1,900; Breaux, 1,900; Nixon, 1,900; Wilford, 1,900; Azare, 1,900; and Thorpe 1,900.
(3)	There were no option grants in 2011. The total number of stock options held by each of the directors as of December 31, 2011 was as follows: Indest, 0; Tauzin, 7,000; Hoyt, 0; Lewis, 4,000; Breaux, 0; Nixon, 4,000; Wilford, 0; Azare, 0; and Thorpe 0.
(4)	Mr. Indest retired from his position as an employee of the company on August 31, 2011. In connection with his retirement, Mr. Indest entered into a consulting agreement with the company, under which Mr. Indest agreed to provide consulting services to the company. Under the consulting agreement, Mr. Indest will be paid $125 per hour for his services and will remain eligible to participate in the company’s medical insurance plan. In 2011, Mr. Indest received $176,527 as compensation as an employee.

Director Compensation Plan

The company’s Amended and Restated 2005 Non-Employee Directors Compensation Plan, as amended, which we refer to as the “Director Compensation Plan,” provides for both cash and equity compensation for our non-employee directors. Employees of the company do not receive any compensation for serving on our board.

Cash Compensation

In 2011, our non-employee directors received the following fees, as applicable, for their services on our board;

•	$36,000 annual cash retainer, payable on a monthly basis, for service on the board;

•	$20,000 annual cash retainer, payable on a monthly basis, for service as the Lead Director;

•	$14,000 annual cash retainer, payable on a monthly basis, for service as a Chair of the Audit Committee;

•	$10,000 annual cash retainer, payable on a monthly basis, for service as a Chair of the Compensation Committee;

•	$6,000 annual cash retainer, payable on a monthly basis, for service as a member (other than Chair) on a committee of the board; and

•	$1,500 meeting fee, payable for each regularly scheduled quarterly board meeting.

Equity Compensation

The Director Compensation Plan provides for annual grants of restricted stock to non-employee directors. On March 1, 2011, each non-employee director received an award of restricted stock having an aggregate value equal to approximately $55,000, except Mr. Indest, who received an award of restricted stock having an aggregate value equal to $15,380 on November 1, 2011 as compensation for board service during that portion of 2011 during which Mr. Indest was not an employee of the company. The number of shares of Restricted Stock awarded to each non-employee director was determined by dividing $55,000, or $15,380 for Mr. Indest by the Fair Market Value per share as of the date of grant (rounded up to the nearest hundred shares). These annual restricted stock grants vests on the first anniversary of the grant date. In addition, the Director Compensation Plan provides that new directors, other than the Lead Director, receive an initial grant of 3,500 shares of restricted stock. The Lead Director receives an initial grant of 7,000 shares of restricted stock. These initial grants of restricted stock vest one-third on the date of grant and one-third on each of the first two anniversaries of the grant date.

Benefits

We reimburse each non-employee director for expenses associated with attending board and committee meetings and other board-related activities. Non-employee directors do not receive other benefits from the company with the exception of Mr. Indest, who along with his spouse, participates in the company’s medical insurance plan pursuant to Mr. Indest’s consulting agreement with the company.

INFORMATION ABOUT DIRECTORS, NOMINEES AND MANAGEMENT

Our board is composed of three classes, designated Class I, Class II and Class III, with one class of directors elected each year for a three-year term. For each nominee, each of our other directors whose term will continue after the annual meeting and each of our executive officers, the following sets forth the age, positions with us, and principal occupations and employment during the past five years, any family relationships among such persons, and, if a nominee or a director, each person’s directorships in other public corporations during the past five years and the year that he or she was first elected a director of us or our predecessor. We have also included information about each director and nominee’s specific experience, qualifications, attributes, or skills that led our board to conclude that he or she should serve as one of our directors, in light of our business and structure.

Information Regarding Nominees for Class I Directors:

Nominees for Election as Class I Directors for a Three-Year Term

Expiring at the Annual meeting of Stockholders to be held in Fiscal 2015

Director	Age	Position
Monica F. Azare	45	Director
John B. Breaux	68	Director
Dan S. Wilford	71	Director

Monica F. Azare has served as a director since November 2007. Ms. Azare is currently Vice President Deputy General Counsel, Video and has served as Senior Vice President of Corporate Communications for Verizon Communications since 2008. Prior to this position, Ms. Azare served as Senior Vice President-Public Policy and Government Affairs for Verizon Communications from 2006 to 2008 and before that she served as Executive Director and Senior Counsel of Federal Affairs for Verizon Wireless from 2000 to 2006. Ms. Azare’s distinguished career also includes service as Vice President, Federal Affairs for Insight Communication in New York and Chief Counsel to House Energy and Commerce Chairman Billy Tauzin.

Ms. Azare is a member of the Federal Communications Bar Association, Louisiana State Bar Association and the Corporate Counsel Women of Color, and she was selected as a 2006-2007 David Rockefeller Fellow. She currently serves on several boards of directors, including the New York City Partnership Foundation and the Louisiana State University College Advisory Board. Ms. Azare is also a member of the Executive Leadership Council. A Louisiana native, Ms. Azare received a Bachelor of Arts degree from Louisiana State University and a Juris Doctorate from the Southern University Law Center. We believe that Ms. Azare’s extensive experience in governmental affairs, combined with her leadership role with Verizon Communications, provides the board with significant value in overseeing the company’s work with regards to legislative and regulatory matters as well as communication with shareholders, employees and other constituents.

Senator John B. Breaux has served as a director since February 2007. Senator Breaux serves as Senior Counsel at Patton Boggs LLP. Senator Breaux also currently serves as a director of CSX Corporation. Until his retirement from public service in 2005, Senator Breaux represented the State of Louisiana in the U.S. Senate for three consecutive terms beginning in 1987. Prior to his tenure as Senator, he represented the State of Louisiana in the U.S. House of Representatives from 1972 to 1987. Senator Breaux began his career in 1972 with his election as a Democrat to the Ninety-second Congress in a special election. At the age of 28, he was then the youngest member of the U.S. House of Representatives. Senator Breaux was re-elected to the seven succeeding Congresses and served until January 3, 1987, when he won election as a Democrat to the U.S. Senate. Senator Breaux was re-elected in both the 1992 and 1998 elections.

Senator Breaux held numerous leadership positions during his 14 years in the U.S. House of Representatives and 18-year tenure in the U.S. Senate, where he served on the House Public Works and Transportation Committee, the Senate Finance Committee, and the Senate Commerce Committee where he was recognized as a non-partisan consensus builder. Senator Breaux also served as Chair and ranking minority member of the Senate Committee on Aging. Senator Breaux founded the Centrist Coalition of Senate Democrats and Republicans and served as Chairman of the Democratic Leadership Council. We believe that Senator Breaux’s longstanding and distinguished experience in the U.S. House of Representatives and the Senate along with his experience and understanding of the capital markets, the healthcare industry and corporate governance provides the board with significant value in overseeing the company’s ongoing quality and reimbursement initiatives with Congress and the National Association of Homecare and Hospice as well as the board’s role in overseeing the company’s governance practices and capital raising activities.

Dan S. Wilford has served as a director since November 2005. Mr. Wilford served as the President and Chief Executive Officer of Memorial Herman Healthcare System, headquartered in Houston, Texas from 1984 until his retirement in 2002. Mr. Wilford also served as Chief Executive Officer of a community-based, not-for-profit, multi-hospital system in the greater Houston area. Prior to that, he was associated for ten years with Hillcrest Medical Center in Tulsa, Oklahoma and was President of North Mississippi Health Services in Tupelo, Mississippi. Mr. Wilford currently serves as a director for Healthcare Realty Trust and twelve not-for-profit organizations, most of which are related to the healthcare industry.

In March 2009, Mr. Wilford was inducted into Modern Healthcare’s Hall of Fame. We believe that Mr. Wilford’s extensive experience in healthcare operations and his extensive knowledge of the hospital industry provide significant value to the board’s ability to provide operational oversight of management and to assist the company in carrying out its hospital joint venture strategy. Further, Mr. Wilford’s experience on other publicly traded boards provides us with valuable insight on corporate governance matters.

Information Regarding Directors Continuing in Office:

Class II Directors Continuing in Office Whose Terms

Expire at the annual meeting of Stockholders to be held in Fiscal 2013

Director	Age	Positions
John L. Indest	60	Director
Ronald T. Nixon	56	Director
W.J. “Billy” Tauzin	68	Director
Kenneth E. Thorpe	55	Director

John L. Indest has served as a director since June 2000 and as a consultant to our company since September 1, 2011. Mr. Indest previously served as Special Advisor to the Chief Executive Officer, a position he held from August 2009 to August 2011. Prior to that, Mr. Indest served as our President, a position he held from September 2007 to August 2009, and our Chief Operating Officer, a position he held from 2005 to June 2009. Prior to that, he served as an Executive Vice President and as our Senior Vice President and Chief Operating Officer of Home-Based Services, beginning in May 2001. From November 1998 to May 2001, Mr. Indest served as our Vice President. Prior to joining us in November 1998, Mr. Indest served as President, Chief Executive Officer and co-owner of Homebound Care, Inc., a regional home health provider.

Mr. Indest has testified before the U.S. House of Representatives’ Ways and Means Subcommittee on healthcare issues and was Co-Chairman of the Louisiana Task Force on Ethics, overseeing compliance issues applicable to home health and hospice in the state of Louisiana. He formerly served on the board of directors of the National Association of Home and Hospice Care. Mr. Indest is a registered nurse with a Masters of Science in Health Services Administration from the University of St. Francis. We believe that Mr. Indest’s experience as a registered nurse, combined with his extensive experience in home health operations contributes greatly to the board’s composition and to the company’s leadership role within the home care industry.

Ronald T. Nixon has served as a director since July 2001. Mr. Nixon is a founding principal of The Catalyst Group, formed in 1990, which has managed two small business investment companies, or SBICs, one participating preferred SBIC and six private equity investment funds. Prior to joining The Catalyst Group, Mr. Nixon operated companies in the manufacturing, distribution and service sectors. Mr. Nixon has served or currently serves on the boards of directors of numerous private companies.

Mr. Nixon holds a Bachelor of Science degree in Mechanical Engineering from the University of Texas at Austin and is a registered Professional Engineer in the State of Texas. We believe that Mr. Nixon’s extensive experience with acquisitions and the capital markets contributes greatly to the board’s composition and ability to oversee the company’s strategic growth strategy.

Congressman W.J. “Billy” Tauzin has served as our Lead Director since January 2005. Since December 2010, Congressman Tauzin has served as Special Legislative Counsel to Alston & Bird LLP. From December 2004 to June 2010, Congressman Tauzin was President and Chief Executive Officer of the Pharmaceutical Research and Manufacturers of America, a trade group that serves as one of the pharmaceutical industry’s top lobbying groups. He served 13 terms in the U.S. House of Representatives, representing Louisiana’s 3rd Congressional District since being first sworn in in 1980. From January 2001 through February 2004, Congressman Tauzin served as Chairman of the House Committee on Energy and Commerce. He also served as a senior member of the House Resources Committee and Deputy Majority Whip. Prior to serving as a member of Congress, Congressman Tauzin was a member of the Louisiana State Legislature, where he served as Chairman of the House Natural Resources Committee and Chief Administration Floor Leader. He currently serves as a director of Entergy Corporation.

Congressman Tauzin received a Bachelor of Arts Degree from Nicholls State University and a Juris Doctorate from Louisiana State University. We believe that Congressman Tauzin’s extensive involvement with healthcare and governmental affairs during his distinguished service in Congress, combined with his leadership within the pharmaceutical industry, contributes greatly to the board’s ability to establish and oversee strategy with regard to the company’s work with Congress and other industry leaders on reimbursement and quality related matters.

Kenneth E. Thorpe, PhD has served as a director since February 2010. Dr. Thorpe is the Robert W. Woodruff Professor and Chair of the Department of Health Policy and Management in Rollins School of Public Health of Emory University. He also co-directs the Emory Center of Health Outcomes and Quality. Dr. Thorpe has held similar faculty positions in Public Health at Tulane University, University of North Carolina at Chapel Hill, Harvard University and Columbia University. He was Deputy Assistant Secretary for Health Policy in the U.S. Department of Health and Human Services from 1993 to 1995. In this capacity, he coordinated all financial estimates and program impacts of President Clinton’s healthcare reform proposals for the White House. Dr. Thorpe directed the Clinton administration’s efforts regarding Congressional healthcare reform proposals during the 103rd and 104th sessions of Congress. Dr. Thorpe has testified before several committees in the U.S. Senate and House of Representatives on healthcare reform and insurance issues.

In 1991, Dr. Thorpe was awarded the Young Investigator Award presented to the most promising health services researcher in the country under age 40 by the Association for Health Services Research. Dr. Thorpe has authored or co-authored over 85 articles, book chapters and books and is a frequent national presenter on issues of healthcare financing, insurance and healthcare reform at healthcare conferences, on television and in the media. Dr. Thorpe received his Ph.D. in from the Rand Graduate School, a Masters of Arts from Duke University and his Bachelor of Arts from the University of Michigan. Dr. Thorpe also currently serves as the Executive Director of the Partnership to Fight Chronic Disease, a national and state-based coalition committed to raising awareness of the number one cause of death, disability and rising healthcare costs in the U.S., the rising rates of preventable and treatable chronic diseases. We believe that Dr. Thorpe’s extensive experience in chronic disease management and health policy contributes greatly to the board’s ability to oversee the company’s strategic efforts in regards to clinical quality and innovation initiatives.

Class III Directors Continuing in Office Whose Terms

Expire at the annual meeting of Stockholders to be held in Fiscal 2014

Nominee	Age	Positions
Keith G. Myers	52	Director, Chairman, Chief Executive Officer
Ted W. Hoyt	57	Director
George A. Lewis	75	Director

Keith G. Myers is our co-founder and has served as Chairman of the Board and Chief Executive Officer (or similar positions in our predecessors) since 1994. Mr. Myers served as President of the company from 1994 to 1997 and again assumed the role as President from August 2009 to November 2010. Prior to joining us, Mr. Myers founded, co-owned and operated Louisiana Premium Seafoods, Inc., an international food processing, procurement and distribution company.

In 1999, Mr. Myers was named Business Executive of the Year by the Louisiana Rural Health Association. Mr. Myers received credentials from the National Association for Home Care and Hospice in 1999 and was granted credentials by the Healthcare Financial Management Association in 2005. Mr. Myers has been an active participant in the Home Health Top 100 since 2002 and has participated in the preparation of numerous white papers and presentations to members of both the U.S. Senate and House of Representatives, specifically related to health care reimbursement methodologies. In June 2003, Mr. Myers was named the Regional Entrepreneur of the Year for outstanding performance in the field of Healthcare Services and was officially inducted as a lifetime member of The National Entrepreneur of the Year Hall of Fame in November 2003. We believe that Mr. Myers’s extensive experience in the home care industry combined with his leadership role as our Chief Executive Officer provides great value to the ability of the board to establish and oversee the company’s strategic initiatives.

Ted W. Hoyt has served as a director since August 2004. Mr. Hoyt has served as the Managing General Manager of the law firm of Hoyt & Stanford, LLC since January 1999 and has practiced corporate and tax law since 1977, counseling both private and public corporations. Mr. Hoyt was the co-founder of Omni Geophysical Corporation, which later became Omni Energy Services, for which he served as a director and officer from 1986 to 1996. Mr. Hoyt has also served as a tax attorney with the National Office of the Internal Revenue Service.

Mr. Hoyt holds a Bachelor of Science degree in Business Administration from the University of Louisiana at Lafayette, a Juris Doctorate from Louisiana State University and a Masters in Tax Law degree from Georgetown University. Mr. Hoyt is admitted to the Bar in Louisiana, New York and the District of Columbia. We believe that Mr. Hoyt’s legal background provides value in the board’s ability to provide oversight with respect to the company’s compliance with applicable federal and state legal requirements.

George A. Lewis has served as a director since August 2004. Mr. Lewis has primarily served as an expert audit and accounting defense witness with respect to litigation involving various nationally recognized accounting firms since his retirement in 1996. Prior to his retirement, Mr. Lewis served as an audit partner at the firm of Broussard, Poche, Lewis & Breaux, L.L.P., Certified Public Accountants from 1963 to 1996. Mr. Lewis commenced his auditing career with Arthur Andersen & Co., where he worked from 1958 to 1963.

Mr. Lewis has served on various committees of the American Institute of Certified Public Accountants, including as a member of the Auditing Standards Board from 1990 through 1994, and as a member of the Society of Louisiana Certified Public Accountants. Mr. Lewis has authored an education course to train CPAs to deal with issues of the elderly. Mr. Lewis holds CPA certificates in Louisiana and Texas and is a member of the American Institute of Certified Public Accountants and the Society of Louisiana Certified Public Accountants. Mr. Lewis received a Bachelor of Science from Louisiana State University. Mr. Lewis serves as the Chair of our Audit Committee and is also a member of the Compensation Committee. We believe that Mr. Lewis’s extensive experience in auditing and financial reporting provides great value to the board and the Audit Committee in overseeing the company’s financial reporting obligations and in overseeing the internal audit function of the company. Mr. Lewis serves as our “audit committee financial expert.”

Information Regarding Management

The following table provides information regarding the executive officers of the company:

Name	Age	Position(s)
Keith G. Myers	52	Chief Executive Officer
Donald D. Stelly	43	President and Chief Operating Officer
Peter J. Roman	61	Executive Vice President and Chief Financial Officer
Peter C. November	42	Executive Vice President, General Counsel and Corporate Secretary
Daryl J. Doise	54	Executive Vice President—Facilities Based Operations and Joint Ventures Development until November 2, 2011

Keith G. Myers has served as our Chief Executive Officer (or similar position in our predecessors) since 1994. Please refer to the biography of Mr. Myers provided under the heading “Information Regarding Directors Continuing in Office” above.

Donald D. Stelly has served as our President and Chief Operating Officer since November 2010. Prior to then, Mr. Stelly served as our Executive Vice President and Chief Operating Officer, and prior to that, he served as our Senior Vice President of Operations. Mr. Stelly joined the company in April 2005 after serving as the Chief Executive Officer of Doctor’s Hospital, a subsidiary of LifePoint Hospitals, Inc. which is based in Brentwood, Tennessee. Prior to attaining that position, Mr. Stelly served as Chief Operating Officer and Chief

Nursing Officer of Doctor’s Hospital which was nationally recognized for attaining superior operating results through Service Excellence. Additionally, Mr. Stelly has enjoyed a career of providing direct patient care as a Registered Nurse in a variety of settings within the healthcare continuum. He earned a Bachelor’s Degree in nursing from the University of Southwestern Louisiana in 1991.

Peter J. Roman has served as our Executive Vice President & Chief Financial Officer since 2007. Prior to then, Mr. Roman served as our Vice President/Controller. Prior to joining us in 2005, Mr. Roman served as the Chief Financial Officer for VLP Corporate Services from 2004 to 2005. From 1997 to 2004, he served as the Chief Financial Officer for Unifab International, Inc., a publicly-traded oilfield fabrication services company located in Southwest Louisiana. Mr. Roman also served as a Certified Public Accountant for 13 years with Ernst & Young in their New Orleans location. He is a member of the Society of Louisiana Certified Public Accountants and received a Bachelor’s Degree in accounting from Louisiana State University.

Peter C. November has served as our Executive Vice President, General Counsel and Corporate Secretary since 2009. Prior to then, Mr. November served as our Senior Vice President and General Counsel. Between 1996 and 2008, when Mr. November joined us, he was a partner with the law firm Alston & Bird LLP in Atlanta, Georgia, where his practice focused on representing publicly traded high growth healthcare companies. Mr. November has been a member of several professional organizations, including the American Bar Association’s Public Company Acquisition Task Force and the Corporate Governance Task Force for the American Health Lawyers Association, as well as various civic and community organizations. He is admitted to the Georgia Bar and is a Certified Public Accountant. Mr. November received a Bachelor of Science degree in accounting from the University of Kentucky and graduated magna cum laude from the University of Kentucky College of Law in 1996.

Daryl J. Doise served as our Executive Vice President-Joint Venture Development and Facility- Based Operations, from January 2011 to November 2011. Prior to then, Mr. Doise served as our Chief Corporate Development Officer and prior to that he served as our Chief Operating Officer of Facility-Based Services, beginning in May 2002. Prior to joining us in May 2002, Mr. Doise was employed for the previous four years by Quorum Health Services where he served as President and Chief Executive Officer of Opelousas General Hospital, a 200-bed hospital with over 800 employees. Mr. Doise has also served as an officer and member of the board of directors of the Louisiana Hospital Association. Mr. Doise received a Bachelor of Science degree from Louisiana State University, with a major in accounting, and earned a Masters of Business Administration from Tulane University.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of common stock held beneficially, directly or indirectly, as of the record date by (a) each person known by the company to be the beneficial owner of more than 5% of the common stock, (b) each director and director nominee of the company, (c) each named executive officer of the company, and (d) all directors, nominees and executive officers of the company as a group, together with the percentage of the outstanding shares of common stock that such ownership represents. The percentage of beneficial ownership is based on 18,955,251 shares of common stock outstanding on the record date.

Except as noted in the footnotes below, we believe, based on information provided to us that the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Beneficial Ownership(1)
Name	Number	Percent
Management
Keith G. Myers(2)	2,559,650	13.5%
John L. Indest(3)	95,908	*
Donald D. Stelly	77,174	*
Peter J. Roman	54,871	*
Peter C. November	45,365	*
Ted W. Hoyt	35,250	*
Ronald T. Nixon(4)	38,300	*
W.J. “Billy” Tauzin(5)	20,300	*
Dan S. Wilford	28,540	*
George A. Lewis(6)	15,800	*
John B. Breaux	15,800	*
Monica F. Azare	14,521	*
Kenneth E. Thorpe	10,200	*
Daryl J. Doise	5,001	*
All directors, nominees and executive officers of the company as a group (15 persons)(7)	3,016,680	15.9%

Certain Beneficial Owners
FMR(8)	2,158,639	11.4%
82 Devonshire Street
Boston, MA 02109
Coliseum Capital Management (9)	2,097,924	11.1%
1 Station Place
7th Floor South
Stamford, CT 06902
Van Berkom & Associates Inc. (10)	2,041,762	10.8%
1130 Sherbrooke Street West, Suite 1005
Montreal, Quebec H3A 2M8
Black Rock, Inc.(11)	1,207,901	6.4%
40 East 52nd Street
New York, NY 10022

*	Less than 1%
(1)	Unless otherwise noted below, the address of each beneficial owner listed in the table above is c/o LHC Group, Inc., 420 West Pinhook Rd., Suite A, Lafayette, LA 70503.

(2)	Includes 353,895 shares held by Mr. Myers’s wife, and 1,921,752 shares held by K&G Family, LLC, of which Mr. Myers is a Manager.
(3)	Includes 31,081 shares held by Duperier Avenue Investors, LLC, of which Mr. Indest is a Manager.
(4)	Includes 4,000 shares issuable upon the exercise of stock options exercisable within 60 days of April 25, 2012
(5)	Includes 7, 000 shares issuable upon the exercise of stock options exercisable within 60 days of April 25, 2012.
(6)	Includes 4, 000 shares issuable upon the exercise of stock options exercisable within 60 days of April 25, 2012.
(7)	Includes 15,000 shares issuable upon the exercise of stock options exercisable within 60 days of April 25, 2012.
(8)	Based on the Schedule 13G/A filed with the SEC on February 13, 2012 by FMR LLC and Edward C. Johnson, 3d. This Schedule 13G/A reports that each of Johnson and FMR, through its control of Fidelity Management & Research Company, has sole dispositive power with respect to 2,041,639 shares. Fidelity is a wholly-owned subsidiary of FMR and acts as an investment advisor to various investment companies holding the 2,041,639 shares for which Fidelity is the beneficial owner. According to the Schedule 13G/A, Pyramis Global Advisors Trust Company (“Pyramis”), an indirect wholly-owned subsidiary of FMR, serves as investment manager of institutional accounts holding 117,000 shares over which each Johnson and FMR through its control of Pyramis, has sole voting and dispositive power.
(9)	Based on the Schedule 13G/A filed with the SEC on February 10, 2012 by Coliseum Capital Management, LLC (“CCM”), Coliseum Capital, LLC (“CC”), Coliseum Capital Partners, L.P. (“CCP”), Blackwell Partners, LLC (“Blackwell”), Adam Gray (“Gray”) and Christopher Shackelton (“Shackelton”). This Schedule 13G/A reports that such persons may be members of a group with respect to the shares of stock owned of record by CCP and Blackwell, which are the owners of record of 1,295,165 shares and 802,759 shares, respectively. According to the Schedule 13G/A, CCM has shared voting and dispositive power with respect to 2,097,924 of these shares; CC has shared voting and dispositive power with respect to 1,295,165 of these shares; CCP has shared voting and dispositive power with respect to 1,295,165 of these shares; Blackwell has shared voting and dispositive power with respect to 802,759 of these shares; Gray has shared voting and dispositive power with respect to 2,097,924 of these shares; and Shackelton has shared voting and dispositive power with respect to 2,097,924 of these shares.
(10)	Based on two Schedule 13Gs filed with the SEC on January 30, 2012 by Van Berkom & Associates Inc (“Van Berkom”), one of which states that Van Berkom has sole voting and dispositive power with respect to 929,677 shares and one of which states that Van Berkom has sole voting and dispositive power with respect to 1,112,085 shares.
(11)	Based on the Schedule 13G/A filed with the SEC on January 20, 2012.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, the company’s directors, executive officers and any person beneficially owning more than 10% of our common stock are required to report their ownership of the common stock and any changes in that ownership to the SEC. These persons also are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Specific due dates for these reports have been established, and the company must report in this proxy statement any failure to make required filings on a timely basis for the fiscal year ended December 31, 2011. Based solely on a review of the Section 16(a) reports furnished to us and written representations from our directors and executive officers that no other reports were required for such persons, we believe that all reporting requirements were satisfied in fiscal 2011, with the following exceptions. On December 12, 2011, Keith Myers and his spouse donated 100 shares each as a gift and a Form 5 was filed on February 16, 2012 to report the stock donation. On September 1, 2011, John Indest was granted 1,000 shares of the Company’s common stock, and a Form 4 was filed was filed late on February 7, 2012 to report the stock award.

PROPOSAL 1

ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”

PROPOSAL 1, THE ELECTION OF MONICA F. AZARE, JOHN B. BREAUX

AND DAN S. WILFORD

The term of the three Class I directors expires at the 2012 annual meeting. The current Class I directors are Monica F. Azare, John B. Breaux and Dan S. Wilford. The Nominating and Corporate Governance Committee conducted an evaluation of each Class I nominee to evaluate his or her performance prior to recommending to the board his or her nomination for an additional term as a director. Upon the recommendation of the Nominating and Corporate Governance Committee, which consists entirely of independent directors, we nominate Ms. Azare and Messrs. Breaux and Wilford for election as Class I directors to serve until the annual meeting of Stockholders in 2015 and until their successors have been elected and qualified.

Each nominee for election at the annual meeting has consented to be a candidate and to be so named in this proxy statement and to serve, if elected. We do not know of any reason why any nominee would be unable or, if elected, will decline to serve as a director. If any nominee becomes unable or unwilling to serve, we may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the persons named as proxies will vote your shares for the substitute nominees, unless you have voted “WITHHOLD” with respect to the original nominee.

Directors are elected by a plurality of the votes cast at the annual meeting. Therefore, the three nominees for election as Class I directors who receive the greatest number of votes cast at the annual meeting will be elected to the board as Class I directors. Shares may not be voted cumulatively, and proxies cannot be voted for a greater number of persons than the number of nominees named. Unless otherwise specified, the persons named as proxies will vote your shares “FOR” the election of Monica F. Azare, John B. Breaux and Dan S. Wilford as Class I directors.

EXECUTIVE OFFICER COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section contained in this proxy statement below with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in its proxy statement for the 2012 annual meeting of stockholders.

Submitted by the Compensation Committee of the Company’s Board of Directors.

Monica F. Azare—Chair

Ted W. Hoyt

George A. Lewis

COMPENSATION DISCUSSION AND ANALYSIS

In this section of our proxy statement, we provide an overview and analysis of our executive compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that our Compensation Committee considered in making those decisions. Immediately following this section, you will find a series of tables containing specific information about the compensation earned or paid in 2011 to the following individuals, whom we refer to as our named executive officers:

•	Keith G. Myers, our Chief Executive Officer;

•	Donald D. Stelly, our President and Chief Operating Officer;

•	Peter J. Roman, our Executive Vice President and Chief Financial Officer;

•	Peter C. November, our Executive Vice President, General Counsel, and Corporate Secretary; and

•	Daryl J. Doise, who served as our Executive Vice President – Facilities-Based Operations and Joint Ventures Development until November 2, 2011.

Executive Summary

We provide post-acute health care services through our home nursing agencies, hospices and long-term acute care hospitals (“LTACHs”). During 2011, we acquired five home nursing agencies and eight hospice agencies and initiated the operations of six home health agencies. As of December 31, 2011, we operated 301 locations in 19 states.

The vast majority of our consolidated net service revenue comes from Medicare, and our objective is to become the leading provider of post-acute services to Medicare beneficiaries in the United States. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended December 31, 2011.

Our company has grown rapidly over the past three fiscal years through a combination of organic growth, acquisitions and joint ventures. In particular, our revenues over the last three years have increased 20% from $529.2 million in 2009 to $633.9 million in 2011. However, during the 2011 fiscal year, our diluted earnings per share decreased 130% from $2.68 in 2010 to $(0.73) in 2011, due in large part to a decrease in Medicare reimbursement and our previously announced $65 million Medicare-related settlement with the government.

The compensation program for our executive officers is structured to support our company’s achievement of its business objectives, and by design, overall executive compensation will rise or fall in tandem with our company’s performance. We believe that each executive officer has the potential to affect both the short-term and long-term profitability of the company. Therefore, we place considerable importance on creating and implementing our executive compensation program to properly compensate and incentivize our executive officers. Our executive compensation program emphasizes the creation of stockholder value by focusing on the overall performance of the company and recognizing and rewarding each executive officer’s contributions to the success of the company. Highlights of our program include:

•

High Percentage of Executive Compensation is At-Risk or Performance-Based. More than half of the total direct compensation earned by each named executive officer in fiscal 2011 (base salary, annual cash incentive award, and time-vested restricted stock award) is at-risk or performance-based, meaning that it must be earned on the basis of corporate and individual performance goals (in the case of annual incentive awards) or its future value, if any, is contingent upon the future performance of our company’s common stock (in the case of their long-term equity award). For Mr. Myers, our Chief Executive Officer, approximately 59% of his fiscal 2011 total direct compensation was at-risk or performance-based.

•	No Executive Perquisites or Retirement Benefits. We do not provide our executives with any perquisites or retirement benefits that are not generally available to our other full-time employees.

•

Fiscal 2011 Compensation Paralleled Fiscal 2011 Corporate Performance. Executive compensation paid to our named executive officers in fiscal 2011 decreased in tandem with our fiscal 2011 corporate performance, as certain performance metrics of our annual incentive plan paid out at less than target throughout the year.

Our Compensation Philosophy

Our compensation philosophy is to integrate our compensation program with corporate performance by linking a substantial portion of executive officer compensation to the achievement of financial goals that are critical to the success of the company. Our objective is to have a compensation program that will allow us to attract, motivate, and retain qualified executives, and align the interests of our executive officers with the interests of stockholders. In order to further this objective, our compensation program is structured to incorporate certain key principles, which are reflected in various elements of our compensation program, as summarized below:

Compensation Principle	Element of Compensation Program that Reflects Principle
Our executives should be provided with total compensation opportunities at levels that are competitive for comparable positions at firms with whom we compete for talent.	Based on latest review of competitive market data, total pay opportunities for our executives approximates the median level of compensation relative to our peer group.

A significant portion of executive compensation should be linked to the company’s achievement of performance goals in a way that proportionally rewards higher performance levels.	Annual bonus awards are earned based on company performance and the value of restricted stock awards are dependent on company performance. For 2011, the aggregate percentage of our named executive officer’s total compensation represented by annual bonus awards and restricted stock awards ranged from 53% to 59%.

Our executive’s interests should be closely aligned with those of our stockholders by making stock-based incentives a core element of our compensation program.	We grant annual equity awards to our executives in the form of restricted stock based on company and individual executive performance.

How We Determine and Assess Executive Compensation

We believe that the total compensation package available to our executives should be fair and competitive, should provide enhanced levels of financial reward based on higher levels of performance, and should be designed to recognize and reward both short and long term performance. As described below, the Compensation Committee determines appropriate elements and levels of compensation for our named executive officers based upon input from our Chief Executive Officer, market data provided by a third-party compensation consultant, analysis of market data and trends, and an analysis of internal pay equity.

Role of Independent Compensation Consultants

To assist in evaluating our compensation practices, the Compensation Committee from time to time retains an independent compensation consultant to provide advice and ongoing recommendations regarding executive compensation practices that are consistent with our business goals and pay philosophy. We believe that this input and advice produces more informed decision-making and assures that an objective perspective is considered in this important governance process. In the fall of 2010, the Compensation Committee retained the executive compensation consulting services of Pearl Meyer & Partners (“Pearl Meyer”). Specifically, the Compensation Committee instructed Pearl Meyer to (i) review the total compensation package (base salary, annual cash incentives and long-term equity incentives) we pay to our named executive officers, (ii) assess the competitiveness and reasonableness of our compensation program as compared to a peer group of companies within the health care industry with similar revenue levels and market capitalization, and (iii) provide conclusions and recommendations for the current and future total compensation packages for our named executive officers. When establishing compensation levels for our executive officers for 2011, we referred to the results of the 2010 study, and also internally reviewed current industry and market practices within our peer group. Pearl Meyer has no other relationship with our company.

Market Data and Peer Group

The Compensation Committee reviews and analyzes market data to ensure that our executive officer compensation is competitive with the marketplace. We consider the compensation levels, programs and practices of other companies within our industry and of comparable size in terms of revenue and market capitalization to assist us in setting our executive compensation so that it is market competitive. For 2010, we used the following peer group for these purposes: Amedisys, Inc., Almost Family, Inc., Gentiva Health Services, Inc.; Odyssey HealthCare, Inc.; Chemed Corporation; RehabCare Group, Inc.; Hanger Orthopedic Group, Inc.; Skilled Healthcare Group, Inc.; Healthways, Inc; AmSurg Corporation; National HealthCare Corporation; America Service Group, Inc.; Ensign Group, Inc.; Radnet, Inc.; Alliance HealthCare Services Inc.; IPC The Hospitalist Company Inc.; Continucare Corporation; and Addus HomeCare Corporation.

In 2011, we adjusted the compensation levels of our named executive officers after comparing to the above peer group. As our strategy changes and we leverage our capabilities into other markets, we intend to review the peer group annually to assure that we have the appropriate marketplace focus. In 2011, the Compensation Committee used the reported market data, along with the Pearl Meyer report, to understand competitive compensation, industry trends and best practices regarding executive compensation practices.

Role of Executive Officers

Our Chief Executive Officer recommends to the Compensation Committee base salary, target bonus levels and long-term incentive awards for our executive officers. Our Chief Executive Officer bases these recommendations on data and analysis regarding our peer group, information provided by our compensation consultant, and qualitative judgments regarding individual performance. Our Chief Executive Officer is not present when the Compensation Committee discusses or determines any aspect of his pay.

Consideration of Say-on-Pay Vote Results

At our 2011 annual meeting, we held our first non-binding stockholder advisory vote on executive compensation (“say-on-pay”). Our stockholders overwhelmingly approved our fiscal 2010 executive compensation, with more than 98% of voting stockholders casting their vote in favor of the say-on-pay resolution. Because most of the significant fiscal 2011 compensation decisions had already been made at the time of the vote, the Compensation Committee primarily considered the results of the 2011 say-on-pay vote along with other factors when making executive compensation decisions for fiscal 2012. In making executive compensation decisions for fiscal 2012, the Compensation Committee’s main considerations included our stockholders’ strong support for our executive compensation program, the Compensation Committee’s satisfaction with the fiscal 2011 pay structure, as well as the 2010 Pearl Meyer report and other publicly available information. As a result, the Compensation Committee generally decided to maintain the fiscal 2011 pay structure for fiscal 2012, but adjusted pay levels in order to reflect market levels based upon peer group data.

Elements of Our Compensation Program

Our executive compensation program consists of the following three primary components: base salary, annual cash incentive awards (which are paid quarterly), and long-term equity incentive awards. In addition, we provide certain other benefits, such as retirement benefits, which are available to all eligible employees, and severance benefits. The percentage mix of total compensation for 2011 for each named executive officer (as reported in the Summary Compensation Table on page 27) is as follows:

		FIXED	AT RISK/PERFORMANCE BASED
Name	2011 Total Compensation (as Reported in the Summary Compensation Table)	% Attributable to Salary and All Other Compensation	% Attributable to Annual Bonus	% Attributable to Restricted Stock Grants
Keith G. Myers	1,330,956	41%	12%	47%
Donald D. Stelly	842,116	47%	13%	40%
Peter J. Roman	725,494	45%	12%	43%
Peter C. November	647,027	45%	11%	44%
Daryl Doise………….	570,780	42%	11%	47%

Base Salary

We provide base salaries to our executive officers as compensation for day-to-day responsibilities and sustained performance. Base salary provides our executive officers with an element of compensation that is not “at-risk.” We consider a combination of objective and subjective factors in determining the appropriate base salaries for our executive officers. Objective factors include salaries paid by companies in our peer group to officers in similar positions, base compensation paid to other company executives, and factors relating to the performance of the company, including net income, earnings per share, return on equity, and growth. Subjective factors relate to the performance of the individual executive officer, and include the following:

•	the executive officer’s responsibilities;

•	the scope of the position;

•	experience and length of the executive officer’s service with the company;

•	individual efforts and performance within the company, the industry and the community;

•	team building skills consistent with the company’s best interests; and

•	observance of the company’s ethics and compliance program.

While these subjective factors are integrated with the objective factors mentioned above, the overall assessment is primarily a subjective one, intended to reflect the level of responsibility and individual performance of the particular executive officer. With these objective and subjective factors in mind, Mr. Myers conducts an annual merit review of the executive officers, and based on this review, recommends base salaries to the Compensation Committee with respect to the named executive officers other than himself. The Compensation

Committee determines the appropriate base salary for Mr. Myers after an annual performance review based on the same factors used to evaluate the other named executive officers.

In January 2011, the Compensation Committee approved certain modest increases to the base salaries of our named executive officers. However, in April 2011, as a result of the cuts in Medicare reimbursement and based on the commitment of our management team to align themselves with our stockholders and employees, each of our named executive officers voluntarily agreed to reinstate his December 2010 base salary for the remainder of fiscal 2011

Annual Cash Incentive Awards

The Compensation Committee believes that a significant portion of the total cash compensation for executive officers should be based on the company’s achievement of specific performance criteria, and that a significant part of the cash compensation package should be “at-risk.” For 2011, the Compensation Committee approved a cash incentive bonus program under which each named executive officers has the opportunity to earn target cash bonuses calculated as a percentage of base salary. The target percentage of annual base salary was 80% in the case of Mr. Myers, 70% in the case of Messrs. Stelly and Roman, and 60% in the case of Mr. November and Mr. Doise. Each quarter, an executive may earn 20% of the target cash bonus based on the company’s achievement of quarterly earnings per share targets. These cash incentive awards are paid quarterly based on the financial results of the company. For 2011, if the annual EPS target was achieved and the company met the four quality performance goals listed below, each of which we believe is critical to our long term success, each executive could earn 20% of the target cash bonus. Specifically, for 2011, if the annual EPS was equal to or greater than $2.25 per share, each executive could earn up to 120% of the annual cash incentive calculated on a prorated basis up to $2.50 per share.

Performance Goals	1ST Quarter 2011 Actual Performance	2nd Quarter 2011 Actual Performance	3rd Quarter 2011 Actual Performance	4th Quarter 2011 Actual Performance

1. Company’s achievement of EPS for 2011 being greater than the company’s board approved budget for 2011	Yes	Yes	No	No

2. Company meets EPS goal and achievement of voluntary turnover threshold of 18% (target of 16.85%, maximum of 15%) (1)	N/A	N/A	N/A	N/A

3. Company meets EPS goal and achievement of patient satisfaction threshold of 80% as reported by Press Gainey (target of 86%, maximum of 90%) (1)	N/A	N/A	N/A	N/A

4. Company meets EPS goal and achievement of rehospitalization rate threshold of 42% (target of 38%, maximum of 33%) (1)	N/A	N/A	N/A	N/A

5. Company meets EPS goal and achievement of compliance error rate target of 5% (1)	N/A	N/A	N/A	N/A

(1)	These goals were not applicable for 2011 because the company failed to achieve the annual EPS target.

As reflected above, in 2011, the company achieved its EPS performance goals for two quarters. As a result, the named executive officers earned aggregate annual bonuses in the following amounts, which awards were 40.0% of the target bonuses that could have been achieved for the year: Mr. Myers, $160,000; Mr. Roman, $87,500; Mr. Stelly, $109,200; Mr. November, $68,400; and Mr. Doise $63,600.

Long-Term Equity Incentive Awards

The purpose of long-term equity incentives is to align our executive officers’ performance incentives more closely with the interests of stockholders. Since our initial public offering in 2005, we have provided annual long-term equity incentive awards to our executive officers in the form of restricted stock awards. We continue to believe that these awards have been and remain an excellent vehicle for providing financial incentives for management because they align the executives’ interests with those of our stockholders and provide strong incentive for the creation of stockholder value. Time-based restricted stock also provides a strong retentive component to our compensation program.

Restricted Stock Awards Granted in 2011 Based on Fiscal Year 2010 Base Salary and Annual Cash Incentive. The Compensation Committee determined that the grant date value of the 2011 restricted stock awards would be equal to a percentage of the named executive officer’s base salary, multiplied by the percentage of the annual cash incentive award actually earned in 2010. The actual number of restricted shares awarded to the named executive officers was determined by dividing this grant date value by the fair market value of our common stock on the date of grant.

Mr. Myers, as Chief Executive Officer, had the opportunity to earn restricted shares with a grant date value equal to 150% of his 2010 base salary, multiplied by the percentage of his 2010 annual cash incentive actually earned. Messrs. Stelly, Roman, November and Doise had the opportunity to earn restricted shares with a grant date value equal to 100% of the named executive officer’s 2010 base salary, multiplied by the percentage of their 2010 annual cash incentive actually earned.

These awards are reflected in the 2011 Grants of Plan-Based Awards table in this year’s proxy statement.

Timing of Equity Grants. Between our initial public offering in 2005 and the end of fiscal 2010, we have made five regular grants of restricted stock to our executive officers. In each case, these awards were approved at a regularly scheduled meeting of our Compensation Committee during the first fiscal quarter of the year, after review and consideration of the Company’s performance during the prior fiscal year and achievement of pre-established performance goals. For fiscal 2011, however, the Compensation Committee did not make this annual equity grant until June 2011, because the Compensation Committee was reevaluating its equity grant methodology. We do not have any program, practice or policy of timing equity awards in connection with the release of material non-public information.

No Executive Perquisites or Retirement Benefits

We do not provide any perquisites to our named executive officers that are not generally available to our other full-time employees.

Retirement benefits fulfill an important role within our overall executive compensation objective by providing a financial security component which promotes retention. However, our executives do not receive any retirement benefits that are not generally available to our other full-time employees. We maintain a 401(k) plan, a tax-qualified defined contribution retirement plan, in which our named executive officers are eligible to participate, along with a substantial majority of our employees. Effective January 1, 2006, we implemented a discretionary match of up to 2% of employee contributions. We do not maintain any excess benefit plans, defined benefit or pension plans, or any deferred compensation plans.

Severance and Change in Control Arrangements

During 2011, we maintained employment agreements with each of our named executive officers that provide, among other things, that the executive will be entitled to receive certain severance benefits in the event of a termination of his employment, and the executive will be entitled to increased benefits in the event that a termination of his employment follows a change in control of the company. We believe these employment agreements are an important element of our executive officers’ overall compensation package because they serve to ensure the continued focus and dedication of our executive officers notwithstanding any personal concerns they may have regarding their own continued employment, either prior to or following a change in control. The increased benefits that are payable in the event of a termination following a change in control are designed to attract and retain qualified executives who might not otherwise join or remain with our company without financial protection in the event that they are forced out of the company following a change in control. These provisions are also intended to provide for continuity of management in the event of a change in control of our company. We believe that our severance and change in control arrangements are comparable to those provided by the companies in our peer group and competitive within our industry.

As previously disclosed, the Compensation Committee has decided that it will no longer provide gross-ups for the excise tax imposed by Section 4999 of the Internal Revenue Code in connection with change in control arrangements. Accordingly, as the employment agreements with our executive officers have reached their expiration dates, we have revised those agreements in order to the eliminate tax gross-up provisions. As of the date of this proxy statement, none of our named executive officers are entitled to a tax gross-up in connection with a change of control payment, except for Mr. November, whose original employment agreement term will not expire until 2013.

The potential severance and change in control benefits payable under these agreements are more fully described under “Potential Payments upon Termination of Employment” later in this proxy statement.

Tax and Accounting Considerations

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to us with the benefit/value to the executive.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to certain named executive officers unless certain conditions are met. It is the Compensation Committee’s intent to maximize deductibility of executive compensation while retaining some discretion needed to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent. Excluding a portion of Mr. Myers’ compensation, all compensation paid to our executive officers in 2011 was fully deductible by the company.

EXECUTIVE COMPENSATION TABLES

The tables below summarize the total compensation paid to or earned by our named executive officers. See the previous section titled “Compensation Discussion and Analysis” for a more detailed discussion of our executive compensation program.

SUMMARY COMPENSATION TABLE

The following table sets forth the cash and other compensation that we paid to our named executive officers or that was otherwise earned by our named executive officers for their services in all capacities during 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Keith G. Myers Chief Executive Officer	2011 2010 2009	542,303 563,103 410,121	625,118 618,829 742,492	160,000 340,000 324,329	3,535 3,482 3,848	(3) (3) (3)	1,330,956 1,525,414 1,480,790

Donald D. Stelly President and Chief Operating Officer	2011 2010 2009	395,816 381,093 299,891	337,100 762,968 356,249	109,200 200,813 157,913	— — —		842,116 1,344,874 814,053

Peter J. Roman Executive Vice President, Chief Financial Officer	2011 2010 2009	322,547 341,042 279,620	312,493 280,094 274,994	87,500 185,938 155,625	2,954 2,780 3,235	(3) (3) (3)	725,494 809,854 713,474

Peter C. November Executive Vice President, General Counsel and Corporate Secretary	2011 2010 2009	291,070 295,553 277,400	285,107 275,119 114,578	68,400 149,625 152,625	2,450 4,418 4,304	(3) (3) (3)	647,027 724,715 548,907

Daryl J. Doise (4) Executive Vice President-Facility Based Operations and Joint Venture Development	2011 2010 2009	237,283 291,075 278,557	264,997 250,094 312,502	63,600 135,150 93,750	4,900 8,221 7,392	(3) (3) (3)	570,780 684,540 692,201

(1)	Reflects the aggregate fair value of our time-vested restricted stock awards on the grant date, determined in accordance with FASB Topic 718. The grant date fair value of these shares is based on the closing sales price per share of our common stock on the date of grant.
(2)	Reflects annual cash incentive awards earned based on performance. For information regarding our annual cash incentive program, see the discussion in the Compensation Discussion and Analysis section of this proxy statement.
(3)	Reflects the Company’s 2% matching contribution under the 401(k) Benefit Plan.
(4)	Mr. Doise voluntarily resigned on November 2, 2011.

2011 GRANTS OF PLAN-BASED AWARDS

The following table sets forth the individual grants of plan-based awards made to each of our named executive officers during 2011.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Keith G. Myers	6/1/2011	40,000	400,000	400,000	23,625	625,118
Donald D. Stelly	6/1/2011	23,625	236,250	236,250	12,740	337,100
Peter J. Roman	6/1/2011	21,875	218,750	218,750	11,810	312,493
Peter C. November	6/1/2011	17,100	171,000	171,000	10,775	285,107
Daryl J. Doise(4)	6/1/2011	15,900	159,000	159,000	10,015	264,997

(1)	Represents threshold, target and maximum payout levels for 2011 performance under our annual cash incentive program. The actual amount earned by each named executive officer for 2011 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. For more information regarding our annual cash incentive program, see the discussion in the Compensation Discussion and Analysis section of this proxy statement.
(2)	Award of time-vesting restricted stock granted under our long-term incentive plans. The restricted stock vests in five equal annual installments on each of the first five anniversaries of the grant date.
(3)	The grant date fair value of the awards is determined pursuant to Accounting Standards Codification 718 and is based on the fair market value of the underlying shares on the date of grant.
(4)	Mr. Doise voluntarily resigned from the company on November 2, 2011. Therefore, he was only eligible to earn incentive bonuses on performance during the first three quarters of the fiscal year. In addition, his entire fiscal 2011 equity grant was forfeited upon his resignation.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

The following table provides information concerning stock awards that are outstanding as of December 31, 2011 for each of our named executive officers. Our named executive officers do not hold any option awards.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Keith G. Myers	74,696	958,350
Donald D. Stelly	55,071	706,561
Peter J. Roman	29,722	381,333
Peter C. November	28,351	363,743
Daryl J. Doise(3)	5,000	64,163

(1)	The restricted shares vest in five equal annual installments beginning on the first anniversary of the date of grant provided that the executive is then still employed by the company, or earlier upon the occurrence of the executive’s death, disability or retirement, or termination by the company without cause or resignation for good reason within two years following a change of control of the company. The restricted stock will vest as follows:

Name	Shares of Restricted Stock	Vesting Schedule
Mr. Myers	3,300	100% on March 1, 2012
	8,998	50% on March 1, 2012 and on the next anniversary thereof
	22,353	33% on March 1, 2012 and on each of the two subsequent anniversaries thereof
	16,420	25% on March 1, 2012 and on each of the three subsequent anniversaries thereof
	23,625	20% on June 1, 2012 and on each of the four subsequent anniversaries thereof

Mr. Stelly	1,500	100% on March 1, 2012
	2,000	100% on November 1, 2012
	4,542	50% on March 1, 2012 and on the next anniversary thereof
	10,725	33% on March 1, 2012 and on each of the two subsequent anniversaries thereof
	7,564	25% on March 1, 2012 and on each of the three subsequent anniversaries thereof
	8,000	25% on September 1, 2012 and on each of the three subsequent anniversaries thereof
	8,000	25% on November 15, 2012 and on each of the three subsequent anniversaries thereof
	12,740	20% on June 1, 2012 and on each of the four subsequent anniversaries thereof

Mr. Roman	200	100% on March 1, 2012
	2,000	100% on November 1, 2012
	8,280	33% on March 1, 2012 and on the next two anniversaries thereof
	7,432	25% on March 1, 2012 and on each of the three subsequent anniversaries thereof
	11,810	20% on June 1, 2012 and on each of the four subsequent anniversaries thereof

Mr. November	6,826	50% on August 8, 2012 and on the next anniversary thereof
	3,450	33% on March 1, 2012 and on each of the two subsequent anniversaries thereof
	7,300	25% on March 1, 2012 and on each of the three subsequent anniversaries thereof
	10,775	20% on June 1, 2012 and on each of the four subsequent anniversaries thereof

Mr. Doise	5,000	25% on March 1, 2012 and on each of the three subsequent anniversaries thereof

(2)	Reflects the value as calculated using the closing market price of our common stock as of December 30, 2011 ($12.83).
(3)	Mr. Doise retained 5,001 shares of unvested restricted stock, which will vest in accordance with the original vesting schedule. This stock was retained by Mr. Doise in consideration for his ongoing non-compete obligations. Should Mr. Doise violate his non-compete obligations his unvested stock will be forfeited.

2011 OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning stock awards that vested in 2011 for each of our named executive officers. Our named executive officers do not hold any option awards.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Keith G. Myers	21,278	626,054
Donald D. Stelly	15,937	389,234
Peter J. Roman	7,317	187,237
Peter C. November	6,388	159,204
Daryl J. Doise	10,931	322,236

(1)	The value realized is based on the closing market price of our common stock on the applicable date of vesting of the restricted stock awards, or if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreements

We currently have employment agreements with each named executive officer except Mr. Doise, who voluntarily resigned from the company on November 2, 2011 (collectively, the “Employment Agreements”), with effective dates as detailed in the table below:

Name	Effective Date of Current Employment Agreements	Expiration Date of Employment Agreements
Keith G. Myers	January 1, 2011	December 31, 2013
Donald D. Stelly	August 27, 2010	August 27, 2013
Peter J. Roman	January 1, 2011	December 31, 2013
Peter C. November	August 1, 2008	August 1, 2013

Each of the Employment Agreements will automatically renew for additional one-year periods unless either party gives notice to the other of its intent not to renew the agreement. The Employment Agreements provide that each executive is entitled to a minimum annual base salary (subject to annual review and increases for merit performance) and is entitled to participate in all incentive, savings, retirement and welfare benefit plans generally made available to our senior executive officers. Each of these executives will have an opportunity to earn an annual cash bonus based upon achievement of performance goals established by the Compensation Committee. In addition, each of the executives is entitled to fringe benefits generally made available to our senior executive officers, and will be eligible for equity grants under our long-term incentive plans generally made available to our senior executive officers.

The Employment Agreements may be terminated by us at any time with or without “cause” (as defined therein), or by the executive with or without “good reason” (as defined therein). The agreements also terminate upon the death, disability or retirement of the executive. Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below.

Termination for Cause; Resignation Without Good Reason

If an executive is terminated for cause or resigns without good reason (as such terms are defined in the agreements), the executive receives only the salary and vested benefits that have accrued through the date of termination. No other severance benefits are payable.

Termination Due to Disability, Death or Retirement

If an executive is terminated due to disability or death or the executive retires, the executive (or his estate) receives salary and vested benefits accrued through the date of termination, plus a pro-rata portion of the executive’s annual bonus earned through the date of termination, based on target bonus for the portion of the year prior to termination. The executive’s outstanding equity awards will vest and become immediately exercisable pursuant to the terms of our long-term incentive plans and applicable award agreements.

Termination Without Cause; Resignation for Good Reason

Under the current terms of the Employment Agreements for all executives, if the executive is terminated without cause or resigns for good reason, then the executive will be entitled to accrued salary, vested benefits, and a pro-rata portion of his annual bonus earned through the date of termination, as well as the continuation of health and welfare benefits for the COBRA-eligible period. In addition, the executive will be entitled to:

•

if the separation occurs prior to, or more than two years following, a change of control of the company: (A) severance payment equal to the product of 1.5 times the sum of (1) his base salary in effect as of the date of termination, and (2) the greater of the average of the annual bonuses earned by him for the two prior fiscal years, or his target bonus for the year in which the date of termination occurs; provided, however, that with respect solely to Mr. November, he will receive a severance payment equal to one times his annual base salary in effect as of the date of termination; and (B) continued vesting of the executive’s outstanding equity awards if the executive complies with applicable non-competition provisions.

•

if the separation occurs within two years following, a change of control of the company: (A) a severance payment equal to the product of 2.5 times the sum of (1) his base salary in effect as of the date of termination, and (2) the greater of the average of the annual bonuses earned by him for the two prior fiscal years, or his target bonus for the year in which the date of termination occurs; and (B) the immediate and full vesting of all of the executive’s outstanding equity awards.

Gross Up

The prior employment agreements with each of our named executive officers provided that if a payment to or for the benefit of the executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then he would receive a full gross up of any excise tax imposed, including income and excise taxes on such gross-up amount, subject to a $50,000 threshold benefit amount. As noted in the Compensation Discussion & Analysis, the board eliminated this provision in all but Mr. November’s employment agreement. Upon the amendment or renewal of Mr. November’s contract, the board will remove the gross up provision from Mr. November’s agreement. The board will not offer tax gross-up payments in future executive employment agreements.

Restrictive Covenants

Each of the Employment Agreements contains confidentiality, non-compete and non-solicitation covenants that apply during the executive’s employment with the company and for a two year period after the executive’s termination of employment (or for a six month period if the executive’s termination occurs within two years after a change in control).

Summary of Termination Payments and Benefits

The following table summarizes the value of the termination payments and benefits that our named executive officers would have received under their Employment Agreements if they had terminated employment on December 31, 2011 under the circumstances shown. The amounts shown in the table exclude distributions under our 401(k) retirement plan and any additional benefits that are generally available to all of our salaried employees.

	Myers	Stelly	Roman	November
Reason for Termination:
By company Without Cause; by Executive for Good Reason
Pro-rata Annual Bonus(1)	$520,000	$300,000	$250,000	$200,000
Cash Severance(2)	500,000	390,000	312,500	285,000
Total Estimated Value of Payments and Benefits	1,020,000	690,000	562,500	485,000
Termination Without Cause or by Executive for Good Reason Within 24 Months Following a Change of Control
Pro-rata Annual Bonus(1)	520,000	300,000	250,000	200,000
Cash Severance(2)	2,550,000	1,725,000	1,406,250	1,212,500
Health and Welfare Continuation(3)	21,122	20,830	21,122	21,122
Value of Accelerated Equity Awards(4)	958,350	706,561	381,333	363,743
Estimated 280G Gross-Up Payment(5)	N/A	N/A	N/A	N/A
Total Estimated Value of Payments and Benefits	3,529,472	2,452,391	1,808,705	1,597,365
Death, Disability or Retirement
Pro-rata Annual Bonus(1)	520,000	300,000	250,000	200,000
Value of Accelerated Equity Awards(4)	958,350	706,561	381,333	363,743
Total Estimated Value of Payments and Benefits	$1,478,350	$1,006,561	$631,333	$563,743

(1)	Reflects a pro-rata payment of the executive’s target annual bonus for 2011, based on the portion of the year elapsed prior to termination.
(2)	Reflects a severance payment equal to the product of one times the executive’s base salary in effect as of the date of termination, or 2.5 times, in the event of a change in control, the sum of (1) the executive’s base salary in effect as of the date of termination, and (2) the greater of the average of the annual bonuses earned by the executive for the two fiscal years, or his target bonus for the year in which the date of termination occurs.
(3)	Reflects the cost of providing continued health and welfare benefits to the executive after his date of termination of employment. The company will pay the excess of the COBRA cost of such coverage over the amount that the executive would have had to pay for such coverage if he had remained employed and paid the active employee rate. The company’s obligations to provide health and welfare benefits cease in the event the executive participates in another employer sponsored plan or when the COBRA benefit expires (18 months from qualifying event).
(4)	Represents the fair market value of restricted shares that would become fully vested upon termination (each based on closing market price of our common stock as of December 30, 2011 ($12.83)).
(5)	Mr. November’s employment agreement provides that the company will reimburse him for any 280G excise taxes are imposed on him and any income and excise taxes that would be payable by him as a result of any reimbursement for 280G excise taxes, provided that the net after-tax benefit to him is at least $50,000 as compared with the net after-tax proceeds to him of a “cut-back” to the extent necessary to avoid imposition of the 280G excise tax. The calculation of the estimated 280G gross-up payment is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 6% state income tax rate, and a 1.45% Medicare tax rate. Mr. November’s gross up will be removed upon the amendment or renewal of his employment agreement.

Resignation – Mr. Doise. Mr. Doise voluntarily resigned from the company on November 2, 2011. Mr. Doise received no payments from the company in connection with his resignation.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2, ADOPTION, ON AN

ADVISORY BASIS, OF A RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS.

Pursuant to Section 14A of the Exchange Act, we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the rules of the SEC. This vote does not address any specific item of compensation but rather the overall compensation of our named executive officers and our compensation philosophy and practices as disclosed under the “Executive Officer Compensation” section of this proxy statement. This disclosure includes the Compensation Discussion and Analysis and the compensation tables, including the accompanying narrative disclosures. Stockholders are asked to vote on the following resolution:

RESOLVED, that the stockholders of LHC Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the Company’s 2012 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission.

We understand that executive compensation is an important matter for our stockholders. Our core executive compensation philosophy and practice continue to be based on pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our stockholders. In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement—our Compensation Discussion and Analysis (including its executive summary), the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program.

While this advisory vote, commonly referred to as a “say-on-pay” vote, is not binding, our board and the Compensation Committee value the opinion of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers. Following the recommendation of our stockholders at our 2011 annual meeting, we will hold a “say-on-pay” vote at each annual meeting until the next required vote of our stockholders regarding the frequency of “say-on-pay”. We invite stockholders who wish to communicate with our board on executive compensation or any other matters to contact us as provided under “The Board of Directors and Corporate Governance—Stockholder Communications with the Board of Directors.”

Approval of this proposal requires the affirmative vote of at least a majority of the votes cast at the annual meeting. See “Questions and Answers about the Annual Meeting and Voting.”

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4, THE RATIFICATION OF THE

APPOINTMENT OF KPMG LLP AS THE COMPANY’S REGISTERED INDEPENDENT PUBLIC

ACCOUNTING FIRM.

The independent accounting firm of KPMG LLP (“KPMG”) has served as our independent auditors since August 20, 2008. Our Audit Committee has selected KPMG to conduct the annual audit of the financial statements of the company for its fiscal year ending December 31, 2012. KPMG has no financial interest, direct or indirect, in the company and does not have any connection with the company except in its professional capacity as an independent auditor.

The ratification by the stockholders of the selection of KPMG as independent auditors is not required by law or by our bylaws. The board, consistent with the practice of many publicly held corporations, is nevertheless submitting ratification of its selection of KPMG to its stockholders for approval. If our stockholders do not ratify the selection of KPMG at the annual meeting, the Audit Committee may reconsider its selection of KPMG as our independent auditor for the fiscal year ending December 31, 2012. Even if the selection of KPMG is ratified, the Audit Committee, in its sole discretion, may appoint a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of the company and our stockholders.

Representatives of KPMG will be present at the annual meeting and will have an opportunity to make a statement, if they so desire, and to respond to appropriate questions.

The ratification of the selection of KPMG requires the approval of a majority of the voting power of the outstanding shares of common stock present, in person or by proxy, at the annual meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against the ratification of the selection of KPMG as the company’s independent registered public accounting firm. Because Proposal 3 is a routine matter, there will be no broker non-votes associated with this proposal.

Principal Accounting Fees And Services

The following table shows the fees related to the audit and other services provided by KPMG for the fiscal years ended December 31, 2011 and 2010:

Fee Category	2011	2010
Audit Fees	$1,203,117	$1,236,700
Audit-Related Fees	—	—
Tax Fees	—	—
Other Fees	2,000	1,500

Total	$1,205,117	$1,238,200

•

Audit Fees for KPMG in 2011 and 2010 includes the aggregate fees billed for professional services rendered for the audit of our annual financial statements for fiscal years 2011 and 2010 and internal control over financial reporting, review of our Form 10-K and Form 10-Qs for the same periods, and quarterly reviews.

•	Other Fees for KPMG includes the Accounting Research Online tool used by the company during fiscal 2011 and 2010.

Audit Committee Pre-Approval Policy

Our Audit Committee approves all fees to be paid for audit and audit related services, tax and all other fees of our independent auditor prior to engagement for those services.

The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by our independent registered public accounting firm. The Audit Committee has adopted a pre-approval policy requiring it to pre-approve all audit and audit- related services and permitted non-audit services provided by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee pre-approved all services provided by KPMG in 2010 and 2011. The Audit Committee has pre-approved all fiscal 2011 services by KPMG.

The Audit Committee pre-approval policy sets forth specified audit, audit-related, tax and other permissible non-audit services, if any, for which pre-approval is provided, without further approval by the Audit Committee, up to a maximum fee amount set annually by the Audit Committee. Pre-approval is generally provided for up to one year, and any proposed services exceeding these fee levels or any services not specifically identified in the policy must be specifically pre-approved by the Audit Committee. Our independent registered public accounting firm and management periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy. The Audit Committee may also pre-approve particular services on a case-by-case basis and may delegate specific pre-approval authority to one or more members pursuant to a resolution adopted by the unanimous approval of the Audit Committee, provided that the member reports any pre-approved services at the next regularly scheduled Audit Committee meeting.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees the company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the financial reporting process, including the systems of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2011, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant accounting judgments and the clarity of disclosures in the financial statements. In consultation with management, the Audit Committee also considered the company’s financial reporting processes and reviewed and assessed the adequacy of internal controls over financial reporting.

The Audit Committee discussed with KPMG, the company’s independent registered public accounting firm, the overall scope and plans for the audit. The Audit Committee has met with the independent auditors, with and without management present, to discuss the results of its observations of LHC Group’s internal controls, and the overall quality of the company’s financial reporting.

The Audit Committee reviewed with KPMG, who are responsible for expressing an opinion whether the financial statements are presented fairly in all material respects in accordance with U.S. generally accepted accounting principles, their judgments as to the acceptability and quality of the company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including those matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication to Those Charged with Governance, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee also reviewed and discussed with management and KPMG, management’s report and KPMG’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

In addition, the Audit Committee has received the written disclosures from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed those disclosures with the auditors. In addition, the Audit Committee discussed with KPMG their independence from management and the company. The Audit Committee also considered whether KPMG’s provision, during fiscal 2011, of services that were unrelated to their audit of the company’s financial statements and to their reviews of the company’s interim financial statements during 2011 is compatible with maintaining KPMG’s independence.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Based on the foregoing reviews and discussions with management and with the independent auditors referred to above, and the receipt of an unqualified opinion from KPMG dated March 15, 2012 regarding the audited financial statements of LHC Group for the fiscal year ended December 31, 2011, the Audit Committee recommended to the board of directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors.

George A. Lewis—Chair

Ted W. Hoyt

Ronald T. Nixon

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification Agreements with Directors

We have adopted provisions in our Certificate of Incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following: (1) any breach of their duty of loyalty to the corporation or the stockholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (4) any transaction from which the director derived an improper personal benefit. This limitation does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws also provide that we will indemnify our directors and executive officers and we may indemnify our other officers and employees and other agents to the fullest extent permitted by law. In addition, our bylaws permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our bylaws would permit indemnification. We have entered into separate indemnification agreements with our directors, in addition to the indemnification provided by our Certificate of Incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors for expenses, judgments, fines and settlement amounts incurred by our directors in any action or proceeding arising out of his or her services as a director or at our request.

Company Policy

We believe that business decisions and actions taken by our officers, directors and employees should be based on the best interests of the company, and must not be motivated by personal considerations or relationships. We attempt to analyze any transactions in which the company participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations.

In April 2007, the Audit Committee adopted a written policy and set of procedures for reviewing transactions between the company and related persons, including directors, nominees, executive officers, and any person known to be the beneficial owner of more than 5% of the company’s voting securities or any immediate family member of such person. The policy also covers any firm, corporation or other entity in which any such person is employed or is a partner or principal, or in which such persons has a 5% or greater beneficial ownership interest. Prior to entering into a transaction with a related person, notice must be given to the Corporate Secretary of the company containing (i) the related person’s relationship to the company and interest in the transaction, (ii) the material facts of the transaction, (iii) the benefits to the company of the transaction, (iv) the availability of any other sources of comparable products or services and (v) an assessment of whether the transaction is on terms comparable to those available to an unrelated third party. If the company’s Corporate Secretary and Chief Financial Officer determine that it is a related party transaction, the proposed transaction is submitted to the Audit Committee for its approval. The policy also provides for the quarterly review of related person transactions that have not previously been approved or ratified and any other such transactions that come to the attention of the company’s Chief Executive Officer, Chief Financial Officer, Controller or Corporate Secretary. If the transaction is pending or ongoing, it will be promptly submitted to the Audit Committee for approval. If the transaction is completed, it will be submitted to determine if ratification or rescission is appropriate.

GENERAL INFORMATION

Delivery of Proxy Materials and Annual Reports

The delivery rules regarding proxy statements and annual reports may be satisfied by delivering a single copy of a proxy statement and annual report to an address shared by two or more stockholders. This method of delivery is referred to as “householding.” Currently, the company is not householding for registered stockholders, but brokers, dealers, banks or other entities that hold common stock in street name for beneficial owners of common stock and that distribute proxy statements and annual reports they receive to beneficial owners may be householding. Such brokers, dealers, banks or other entities may deliver only one proxy statement and annual report to certain multiple stockholders who share an address, unless the company or such other distributor has received contrary instructions from one or more of those stockholders. The company undertakes to deliver promptly upon request a separate copy of the proxy statement and/or annual report to a stockholder at a shared address to which a single copy of these documents was delivered. Stockholders may notify the company of their requests by calling the company at (337) 233-1307 or by sending a written request addressed to the company’s Corporate Secretary at LHC Group, Inc., 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503. In addition, stockholders who hold common stock in street name who prefer to receive separate copies of the annual report or proxy statement, or who are receiving multiple copies of annual reports or proxy statements and who prefer to receive a single copy, either now or in the future, should contact their broker, dealer, bank or other record holder entity.

2011 Annual Report

Upon the written request of any stockholder entitled to vote at the annual meeting, the company will furnish, without charge, a copy of the company’s proxy statement or Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission. Requests should be directed to the company’s Corporate Secretary at 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503 or by calling (800) 489-1307 or submitting an e-mail through our website by clicking on “contact us” under the Investor Relations section of www.LHCGroup.com. A copy of the Annual Report for the fiscal year ended December 31, 2011, which includes the Form 10-K, is being made available concurrently with this proxy statement. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation materials.

LHC GROUP, INC.

Keith G. Myers

Chief Executive Officer

May 7, 2012

ANNUAL MEETING OF STOCKHOLDERS OF

LHC GROUP, INC.

June 21, 2012

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on June 21, 2012.

LHC Group’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended

December 31, 2011 are available at http://www.LHCGroup.com.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢    20330300000000000000    3                                                                                               062112

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSAL 2, “FOR” PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
1. Election of Directors: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Monica F. Azare ¡ John B. Breaux ¡ Dan S. Wilford	2. To adopt, on an advisory basis, a resolution approving the compensation of the named executive officers.	☐	☐	☐
			FOR	AGAINST	ABSTAIN
		3. The ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐
The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders and the 2011 Annual Report to Shareholders.
This proxy, when properly signed, will be voted as directed by the undersigned stockholder(s). If no direction is specified, this proxy will be voted FOR all of the nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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ANNUAL MEETING OF STOCKHOLDERS OF

LHC GROUP, INC.

June 21, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.	COMPANY NUMBER
ACCOUNT NUMBER

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 21, 2012.
LHC Group’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are available at http://www.LHCGroup.com.

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢    20330300000000000000    3                                                                                               062112

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSAL 2, “FOR” PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
1. Election of Directors: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Monica F. Azare ¡ John B. Breaux ¡ Dan S. Wilford	2. To adopt, on an advisory basis, a resolution approving the compensation of the named executive officers.	☐	☐	☐
			FOR	AGAINST	ABSTAIN
		3. The ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐
The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders and the 2011 Annual Report to Shareholders.
This proxy, when properly signed, will be voted as directed by the undersigned stockholder(s). If no direction is specified, this proxy will be voted FOR all of the nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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☐                     ¢

LHC GROUP, INC.

Proxy Solicited on Behalf of the Board of Directors

for the 2012 Annual Meeting of Stockholders to be held on

June 21, 2012 at 10:00 a.m. (Central Time) at LHC Group’s Offices

located at 420 West Pinhook Road

Lafayette, Louisiana 70503

The undersigned hereby revokes all previous proxies and appoints Keith G. Myers and Donald D. Stelly, or either of them, as proxies with full power of substitution, with all the powers the undersigned would possess if personally present, to vote all of the shares of common stock of LHC Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders and any adjournment(s) thereof. To attend the Annual Meeting of Stockholders and vote in person, please see “Voting Procedures—Voting in Person” in the Proxy Statement.

(Continued and to be signed on the reverse side.)

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